   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2001


                                                      REGISTRATION NO. 333-50918

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM S-4/A


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                              NUEVO ENERGY COMPANY
             (Exact name of registrant as specified in its charter)

             DELAWARE                             1311                            76-0304436
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)           Identification Number)

                  1021 MAIN, SUITE 2100, HOUSTON, TEXAS 77002
                                 (713) 652-0706
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               BRUCE K. MURCHISON
                  1021 MAIN, SUITE 2100, HOUSTON, TEXAS 77002
                                 (713) 652-0706
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   Copies to:

                              GEORGE G. YOUNG III
                            HAYNES AND BOONE, L.L.P.
                         1000 LOUISIANA ST., SUITE 4300
                              HOUSTON, TEXAS 77002
                           TELEPHONE: (713) 547-2081
                            TELECOPY: (713) 547-2600

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ---------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
                                                                   PROPOSED          PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF              AMOUNT TO BE      MAXIMUM OFFERING     AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED            REGISTERED        PRICE PER UNIT            PRICE          REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
9 3/8% Senior Subordinated Notes due 2010    $150,000,000            100%              $150,000,000         $39,600(1)
==========================================================================================================================

(1) Calculated in accordance with Rule 457(f)(2).
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

      INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                          [NUEVO ENERGY COMPANY LOGO]

                              NUEVO ENERGY COMPANY

                               OFFER TO EXCHANGE
              9 3/8% SENIOR SUBORDINATED NOTES DUE 2010, SERIES B
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                            ANY AND ALL OUTSTANDING
              9 3/8% SENIOR SUBORDINATED NOTES DUE 2010, SERIES A
                 ($150,000,000 IN PRINCIPAL AMOUNT OUTSTANDING)

                               THE EXCHANGE OFFER


     - The exchange offer expires at 5:00 p.m., New York City time, on March 20, 2001 unless extended.


     - The exchange offer is not conditioned upon a minimum aggregate principal amount of existing notes being tendered.

     - All existing notes tendered according to the procedures in this prospectus and not withdrawn will be exchanged for an equal principal amount of exchange notes.

     - The exchange offer is not subject to any condition other than that it not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission.

                               THE EXCHANGE NOTES

     - The terms of the exchange notes to be issued in the exchange offer are substantially identical to the existing notes, except that we have registered the exchange notes with the Securities and Exchange Commission. In addition, the exchange notes will not be subject to the transfer restrictions the existing notes are subject to, and provisions relating to an increase in the stated interest rate on the existing notes will be eliminated. We do not intend to apply for listing any of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

     - The exchange notes will be senior subordinated obligations of Nuevo Energy Company. They are subordinate to our senior debt. As of June 30, 2000, we had senior debt outstanding of approximately $103.5 million.

     - Interest on the exchange notes will accrue from September 26, 2000 or, if later, from the most recent date of payment of interest on the existing notes, at the rate of 9 3/8% per year, payable semi-annually in arrears on each October 1 and April 1.

                             ---------------------

YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------


               The date of this Prospectus is February 16, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    1
Forward-Looking Statements..................................    2
Summary.....................................................    3
Risk Factors................................................   10
Use of Proceeds.............................................   15
Selected Consolidated Financial Data........................   16
The Exchange Offer..........................................   19
Description of the Exchange Notes...........................   28
Registration Rights.........................................   67
Certain Federal Income Tax Consequences.....................   67
Plan of Distribution........................................   70
Legal Matters...............................................   71
Experts.....................................................   71
Glossary of Oil and Gas Terms...............................   72

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement that we have filed with the SEC. You should read this prospectus and the information incorporated by reference, including the exhibits to the registration statement.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We also file information with the New York Stock Exchange. Such reports, proxy statements and other information may be read and copied at 30 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information from the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings we make with the SEC (including any filings we make prior to the effectiveness of the registration statement under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is terminated:


     - Our Annual Report on Form 10-K/A for the year ended December 31, 1999;



     - Our Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000; and



     - Our Current Reports on Form 8-K filed on February 23, 2000, March 6, 2000, January 12, 2001 and February 8, 2001.

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may request a copy of this information at no cost, by writing or telephoning us at the following address:

        Nuevo Energy Company
        1021 Main, Suite 2100
        Houston, Texas 77002
        Attn: Corporate Secretary
        Phone: (800) 364-0206


     THE EXCHANGE OFFER IS EXPECTED TO EXPIRE ON MARCH 20, 2001 AND YOU MUST MAKE YOUR EXCHANGE DECISIONS BY THIS EXPIRATION DATE. TO OBTAIN TIMELY DELIVERY OF THE REQUESTED INFORMATION, YOU MUST REQUEST THIS INFORMATION BY MARCH 13, 2001 OR THE DATE THAT IS NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE.


     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information included or incorporated by reference in this prospectus or any documents incorporated by reference herein is accurate as of any date other than the date on the front of such documents.

                           FORWARD-LOOKING STATEMENTS

     In this prospectus, we make forward-looking statements. We cannot assure you that the plans, intentions or expectations upon which our forward-looking statements are based will occur. Our forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed elsewhere in this prospectus and the documents that are incorporated by reference into this prospectus. Some of the risks which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include:

     - the volatility of oil and natural gas prices;

     - the uncertainty of estimates of oil and natural gas reserves;

     - the impact of competition;

     - difficulties encountered during the exploration for and production of oil and natural gas;

     - the difficulties encountered in delivering oil and natural gas to commercial markets;

     - changes in customer demand;

     - the uncertainty of our ability to attract capital;

     - changes in the extensive government regulations regarding the oil and natural gas business; and

     - compliance with environmental regulations.

     The information contained in this prospectus, including the information set forth under the heading "Risk Factors," identifies additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

     Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                                    SUMMARY

     This summary highlights information from this prospectus, but does not contain all material features of the exchange offer. For a complete description of information which may be important to you, you should read this entire document and the materials we have referred you to and consult with your own legal and tax advisors. If you are not familiar with the terms used to describe the quantities, present value and other information about oil and gas reserves, please see "Glossary of Oil and Gas Terms."

     This prospectus contains forward-looking statements that involve risks and uncertainties. See "Forward-Looking Statements." See "Risk Factors" for certain factors, including factors affecting forward-looking statements, that you should consider before exchanging your notes.

     In this prospectus, the words "we," "our," "ours," "us" and "Nuevo" refer to Nuevo Energy Company and, except as otherwise specified in this prospectus, to our subsidiaries.

                                  ABOUT NUEVO

     We are an independent oil and gas company. Our properties are concentrated in California, where we are the largest independent producer, with properties located both onshore and offshore. Our onshore California properties are located primarily in the San Joaquin and Los Angeles Basins and in Santa Barbara county. Our offshore California properties are located in the Santa Barbara Channel and offshore Long Beach. We also own properties in the onshore Gulf Coast region and internationally offshore the Republics of Congo and Ghana in West Africa, in Canada and in Tunisia in North Africa. Since our inception in 1990, we have expanded our operations through a series of disciplined, low-cost acquisitions of oil and gas properties and the subsequent exploitation and development of these properties. We have complemented these efforts with strategic divestitures and an opportunistic exploration program which provides exposure to prospects with the potential to add substantially to the growth of our shareholder value.

                               BUSINESS STRATEGY

     Our business strategy consists of the following:

     - dedication to a management philosophy that frames important decisions in terms of anticipated impact on per share, rather than absolute, growth in reserves, production, cash flows and net asset value;


     - maintenance of a sound capital structure that allows us to implement a contrarian investment orientation, in which we seek to purchase assets during periods of industry weakness and sell assets during periods of industry strength;



     - the outsourcing of non-strategic functions; and



     - the alignment of employee compensation with shareholder objectives.



     We are also committed to an exemplary corporate governance structure which reinforces the management's overarching view that Nuevo should be a conduit for stockholders to achieve superior long term capital gains. All of our directors, other than the chief executive officer, are independent directors. Our directors and executive officers have each made substantial equity investments in Nuevo in order to align our directors and executive officers interests with that of stockholders.


                               BUSINESS STRENGTHS

     We believe that the following strengths provide us with significant competitive advantages.

     Timely Acquisitions and Divestitures of Properties. We have demonstrated an ability to make acquisitions of producing properties with significant exploitation or exploration opportunities at favorable prices and have shown discipline in avoiding acquisitions in high-priced markets. We also seek to divest properties in order to take advantage of strong markets and to redeploy capital into higher return alternatives.

     Record of Reserve Growth at Low Finding Costs. Between December 31, 1997 and December 31, 1999, on a pro forma basis assuming the sale of our East Texas natural gas properties before 1997, our estimated net proved reserves increased 17% from 246.3 MMBOE to 289.4 MMBOE. Over this period, our total finding costs were $2.81 per BOE, which included finding costs from exploration and exploitation of $2.57 per BOE domestically and $6.48 per BOE internationally, and average finding costs from acquisitions of $1.91 per BOE.

     Exploitation Projects. We have an inventory of over five years of low risk exploitation projects which have the potential to significantly increase reserves. Despite a significantly reduced capital budget in response to low oil prices, between December 31, 1997 and December 31, 1999, we replaced 180% of our production through exploitation and exploration.

     Long-Lived Production Profile. Our properties are long-lived with a reserve life index of 14.0 years as of December 31, 1999. This reduces re-investment risk and adds stability to long term cash flows.

     Low Cost Structure. We believe that we have the ability to significantly reduce operating costs on acquired properties from levels experienced by prior operators. For example, the lease operating expense per BOE for the properties acquired in April 1996 from Union Oil Company of California was reduced from $6.40 in the first quarter of 1996 to $5.82 for the year ended December 31, 1999. Additionally, we outsource many of our non-core day to day functions to third party service providers, allowing us to maintain a low cost structure and permitting our executive management team to focus on strategic decisions.

     Preservation of a Sound Capital Structure. We believe that our contrarian acquisition strategy requires that we maintain a strong capital structure. Accordingly, as of December 31, 1999 our long term debt was $1.18 per BOE, which is among the lowest in the industry. During the recent period of depressed oil prices, our strong capital structure allowed us to maintain significant liquidity in the form of unused commitments under our bank credit facility.

     Reduction of Commodity Price Risk Exposure. We have implemented a hedging policy designed to reduce our near term exposure to fluctuating oil prices. This hedging policy is designed to enhance the stability of our cash flows, assure us of internal funding for capital projects, improve our debt capacity and reduce the volatility of our interest coverage ratios.

                                PRINCIPAL OFFICE

     Our principal executive offices are located at 1021 Main, Suite 2100, Houston, Texas 77002 and our telephone number is (713) 652-0706.

                               THE EXCHANGE OFFER


     On September 19, 2000, we issued $150,000,000 of our 9 3/8% Senior Subordinated Notes due 2010, Series A. The existing notes were issued to qualified institutional buyers in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and outside the United States in compliance with Regulation S of the Securities Act. In connection with the issuance of the existing notes, we entered into a registration agreement in which we agreed to deliver to you this prospectus and to use our best efforts to complete the exchange offer or to file and cause to become effective a registration statement covering the resale of the existing notes. If the exchange offer is not completed by March 25, 2001 and if we have not caused a registration statement covering the resale of the existing notes to become effective by that date, the interest rate on the notes will be increased by 0.5% per year for the 90 days subsequent to March 25, 2001. The interest rate on the notes will be increased by an additional 0.25% per year for each 90-day period during which the exchange offer is not completed and the resale registration statement is not effective. The maximum amount by which the interest rate will be increased is 1% in total. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your notes. You should read the discussion under the heading "The Exchange Offer" beginning on page 21 and "Description of the Exchange Notes" beginning on page 32 for further information about the exchange notes.


The Exchange Offer.........  We are offering to exchange up to $150,000,000 principal amount of exchange notes for an identical principal amount of existing notes. Existing notes may be exchanged only in $1,000 increments.

                             The terms of the exchange notes are identical in all material respects to the existing notes except that the exchange notes have been registered under the Securities Act. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions and holders of exchange notes will have no registration rights. Also, the exchange notes will not contain provisions for an increase in their stated interest rate.

Resale.....................  We believe the notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

                             - the exchange notes received in the exchange offer
                               are acquired in the ordinary course of your business;

                             - you are not participating and have no
                               understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and

                             - you are not an affiliate of ours.

                             Each broker-dealer issued exchange notes in the exchange offer for its own account in exchange for existing notes acquired by the broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. A broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes issued to it in the exchange offer.


Expiration Date............  5:00 p.m., New York City time, on March 20, 2001 unless we extend the exchange offer. It is possible that we will extend the exchange offer until all existing notes are tendered. You may withdraw existing notes you tendered at any time before 5:00 p.m., New York City time, on the expiration date. See "The Exchange Offer -- Expiration Date; Extensions; Amendments."

Accrued Interest on the
  Exchange Notes and the
  Existing Notes...........  The exchange notes will bear interest from
                             September 26, 2000 or, if later, from the most recent date of payment of interest on the existing notes, at a rate of 9 3/8% per year, payable semi-annually on October 1 and April 1. September 15 and March 15 are the record dates for determining holders entitled to interest payments.

Conditions to the Exchange
  Offer....................  The exchange offer is subject only to the following conditions:

                             - the compliance of the exchange offer with
                               securities laws;

                             - the proper tender of the existing notes;

                             - the representation by the holders of the existing
                               notes that they are not our affiliate, that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

                             - no judicial or administrative proceeding shall
                               have been threatened that would limit us from proceeding with the exchange offer.

Procedures for Tendering
  Existing Notes Held in
  the Form of Book-Entry
  Interests................  The existing notes were issued as global securities and were deposited with State Street Bank and Trust Company when they were issued. State Street Bank and Trust Company issued a certificateless depositary interest in each note, which represents a 100% interest in the note, to The Depository Trust Company. Beneficial interests in the notes held by participants in DTC, which we will refer to as notes held in book-entry form, are shown on, and transfers of the notes can be made only through, records maintained in book-entry form by DTC and its participants.

                             If you are a holder of an existing note held in the form of a book-entry interest and you wish to tender your book-entry interest for exchange in the exchange offer, you must transmit to State Street Bank and Trust Company, as exchange agent, at the address on the cover page of the letter of transmittal, before the expiration date of the exchange offer, the following:

                             either

                             - a properly completed and executed letter of
                               transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, including all other documents required by the letter of transmittal; or

                             - a computer-generated message transmitted by means
                               of DTC's Automated Tender Offer Program (ATOP) system that, when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal;

                             and either

                             - a timely confirmation of book-entry transfer of
                               your existing notes into the exchange agent's account at DTC, according to the procedure for book-entry transfers described in this prospectus under the heading "The Exchange
                               Offer -- Procedures for Tendering -- Existing Notes Held in Book-Entry Form," must be received by the exchange agent on or prior to the expiration date; or

                             - the documents necessary for compliance with the
                               guaranteed delivery procedures described below.

Procedures for Tendering
  Existing Notes Held in
  Certificated Form........  If you hold your existing notes in certificated form and wish to accept the exchange offer, sign and date the letter of transmittal, and deliver the letter of transmittal, along with certificates for the existing notes and any other required documentation, to the exchange agent on or before the expiration date.

Representations and
Warranties.................  By executing the letter of transmittal or by being deemed to have executed the letter of transmittal by tendering through ATOP, you represent to us that, among other things:

                             - the exchange notes you receive will be acquired
                               in the ordinary course of your business;

                             - you have no arrangement with any person to
                               participate in the distribution of the exchange notes; and

                             - you are not an affiliate of ours or, if you are
                               an affiliate, you will comply with the
                               registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Special Procedures for
Beneficial Owners..........  If you are a beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender those existing notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with the instructions in this prospectus.

Guaranteed Delivery
Procedures.................  If you are unable to deliver the existing notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may tender your existing notes according to the guaranteed delivery procedures described in this prospectus under the heading "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  You may withdraw existing notes you tendered by furnishing a notice of withdrawal to the exchange agent or by complying with applicable ATOP procedures at any time before 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of Existing
Notes and Delivery of
  Exchange Notes...........  If the conditions described under "The Exchange
                             Offer -- Conditions" are satisfied, we will accept for exchange any and all existing notes that are properly tendered before the expiration date. See "The Exchange Offer -- Procedures for Tendering." If we close the exchange offer, the exchange notes will be delivered promptly following the expiration date. Otherwise, we will promptly return any existing notes tendered.

Certain Federal Income Tax
  Considerations...........  See "Certain Federal Income Tax Considerations" for
                             a discussion of U.S. federal income tax
                             considerations you should consider before tendering existing notes in the exchange offer.

Exchange Agent.............  State Street Bank and Trust Company is serving as exchange agent for the exchange offer. The address for the exchange agent is listed under "The Exchange Offer -- Exchange Agent." If you would like more information about the exchange offer, you should call the exchange agent at (617) 662-1525. The facsimile number for the exchange agent is
                             (617) 662-1452.

     See "The Exchange Offer" for more detailed information concerning the terms of the exchange offer.

                          TERMS OF THE EXCHANGE NOTES

     The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the existing notes except that the exchange notes will be registered under the Securities Act and, accordingly, will not bear legends restricting their transfer. The notes issued in the exchange offer will evidence the same debt as the existing notes, and both the existing notes and the exchange notes are governed by the same indenture.

Title......................  9 3/8% Senior Subordinated Notes due 2010, Series
                             B.

Maturity Date..............  October 1, 2010.

Interest Payment Dates.....  October 1 and April 1 of each year, commencing on
                             April 1, 2001.

Optional Redemption........  We may redeem up to one-third of the exchange notes prior to October 1, 2003 from the proceeds of one or more bona fide underwritten sales to the public of our common stock at a redemption price of 109.375% of the principal amount. Otherwise, we will not have the right to redeem the exchange notes until October 1, 2005, after which we may redeem the exchange notes if we pay the redemption premium described under "Description of the Exchange Notes -- Redemption at Our Option."

Subordination..............  The exchange notes will be unsecured senior subordinated obligations of ours. The payment of the principal of, and premium and interest on, the exchange notes will be subordinated in right of payment to the payment of all of our current and future senior indebtedness to the same extent as the existing notes are subordinated to senior indebtedness. In addition, the exchange notes will be structurally subordinated to the liabilities of our subsidiaries. For a description of the terms and possible effects of subordination, see "Risk Factors" and "Description of the Exchange
                             Notes -- Subordination." At June 30,

                             2000, we had $103.5 million of outstanding senior indebtedness and our subsidiaries had liabilities on their balance sheets of $84.6 million. The exchange notes will rank equally with:

                             - any of the existing notes not acquired by us in
                               the exchange offer;

                             - our 9 1/2% Senior Subordinated Notes due 2008;
                               and

                             - our 9 1/2% Senior Subordinated Notes due 2006.

                             As of September 1, 2000, there was outstanding $257.3 million and $2.4 million principal amount of our 9 1/2% senior subordinated notes due 2008 and our 9 1/2% senior subordinated notes due 2006, respectively. The indenture for the exchange notes will permit us to incur additional indebtedness, including indebtedness that ranks senior in right of payment to the exchange notes.

Change of Control..........  If a change of control occurs, we will be required to offer to repurchase the exchange notes for cash in the amount of 101% of the principal amount of the exchange notes plus accrued and unpaid interest. For a description of a change of control, see "Description of the Exchange
                             Notes -- Repurchase at the Option of the Holders -- Change of Control." Our bank credit facility currently prohibits us from purchasing any of the exchange notes, which would include any purchase we may be required to make pursuant to a change of control offer. We cannot assure you that we will be able to amend the bank credit facility to permit the purchase of exchange notes or refinance the bank credit facility with lenders who will allow us to make the required purchases. Also, if a change of control were to occur, there can be no assurance that we will have sufficient funds to purchase any of the exchange notes or be permitted under the terms of other agreements to purchase the exchange notes. See "Risk Factors" for a description of the possible effects if we are unable to purchase the exchange notes upon a change of control.

Exchange Notes Covenants...  The indenture governing the exchange notes contains covenants that limit our ability to, among other things:

                             - incur additional indebtedness;

                             - pay dividends and repurchase our capital stock;

                             - enter into transactions with our affiliates;

                             - dispose of assets; and

                             - engage in mergers and consolidations.

                             These covenants are subject to important exceptions and qualifications which are described under "Description of the Exchange Notes -- Material Covenants."

Risk Factors...............  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest in the exchange notes.

                                  RISK FACTORS

     You should carefully consider all of the information we have included in this prospectus and the documents we have incorporated by reference before tendering your existing notes.

OUR SIGNIFICANT DEBT LEVELS AND OUR DEBT COVENANTS MAY LIMIT OUR FUTURE FLEXIBILITY IN OBTAINING ADDITIONAL FINANCING AND IN PURSUING BUSINESS OPPORTUNITIES.

     As of June 30, 2000, we had approximately $363 million in long-term debt, excluding current maturities. The level of our indebtedness will have important effects on our future operations, including:

     - A portion of our cash flow will be used to pay interest and principal on our debt and will not be available for other purposes.

     - Our bank credit facility contains financial tests which we must satisfy in order to avoid a default under our bank credit facility.

     - Covenants in the new notes, our existing senior subordinated notes and our bank credit facility require us to meet financial tests in order to borrow additional money, which may have the effect of limiting our flexibility in reacting to changes in our business and our ability to fund future operations and acquisitions.

     - Our ability to obtain additional financing for capital expenditures and other purposes may be limited.

SINCE THE EXCHANGE NOTES ARE SUBORDINATED TO SENIOR DEBT, THERE MAY NOT BE SUFFICIENT ASSETS TO PAY AMOUNTS OWED ON THE NOTES IF A DEFAULT OCCURS.

     The exchange notes will be subordinated to our current and future senior debt. In addition, the exchange notes will rank equally with our existing and future senior subordinated indebtedness and will be effectively subordinated to the obligations of our subsidiaries. Upon a liquidation or in a bankruptcy or other similar proceeding, the holders of our senior debt will be entitled to be paid in full before any payment may be made to the holders of the exchange notes. In addition, creditors of our subsidiaries will be paid prior to any use of our subsidiaries' assets to make payments on the notes. As a result, the holders of exchange notes may receive less, proportionately, than the holders of senior debt. We cannot assure you that we will have sufficient assets to pay amounts due on the exchange notes. Our indenture for the exchange notes will permit us to incur additional debt in the future, including the entire amount that will be available for borrowing under our bank credit facility.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU DO NOT EXCHANGE EXISTING NOTES.

     The existing notes that are not exchanged for exchange notes have not been registered with the SEC or in any state. Unless the existing notes are registered, they may only be offered and sold pursuant to an exemption from, or in a transaction that is not subject to, the registration requirements of the Securities Act. Depending upon the percentage of existing notes exchanged for exchange notes, the liquidity of the existing notes may be adversely affected.

WE MAY NOT BE ABLE TO REPURCHASE NOTES UPON A CHANGE OF CONTROL.

     If a change of control occurs, each holder of exchange notes will have the right to require us to repurchase all or any part of that holder's exchange notes as described under "Description of the Exchange Notes -- Repurchase at the Option of Holders -- Change of Control." Our bank credit facility prohibits the repurchase of exchange notes. In order to repurchase the exchange notes, we would be required to repay our debt under our bank credit facility or obtain consents from our bank lenders. If we cannot repay the bank credit facility or obtain the consents, we would not be able to repurchase the exchange notes. Also, we may not have sufficient funds available or be able to obtain the financing necessary to repurchase the exchange notes.

     If a change of control occurs and we do not offer to repurchase the exchange notes or if we do not repurchase the exchange notes when we are required to, an event of default will occur under the indenture governing the exchange notes, which would also be a default under our bank credit facility. Each of these defaults could have a material adverse effect on us and the holders of the exchange notes.

OIL AND GAS PRICES ARE VOLATILE AND WERE DEPRESSED UNTIL RECENTLY.

     Our success is highly dependent on prices for oil and gas, which are extremely volatile. Beginning in 1997 and continuing through early 1999, the prices we received for our production declined, especially for oil. Any substantial or extended decline in the price of oil would have a material adverse effect on us. Oil and gas markets are both seasonal and cyclical. The prices of oil and gas depend on factors we cannot control such as weather, economic conditions and government actions. Prices of oil and gas will affect the following aspects of our business:

     - our revenues, cash flows and earnings;

     - our ability to attract capital to finance our operations and the cost of the capital;

     - the amount we are allowed to borrow under our bank credit facility;

     - the value of our oil and gas properties; and

     - the profit or loss we incur in exploring for and developing our reserves.

OUR CALIFORNIA HEAVY OIL PRODUCTION MAY INCREASE OUR SUSCEPTIBILITY TO OIL PRICE VOLATILITY.

     The price we receive for heavy oil is lower than for lighter oil. In addition, the difference between the prices we receive for California heavy oil and our production costs are less than for lighter grades. As a result, the effect of a decrease in the price of oil will more adversely affect the profitability of heavy oil compared with lighter oil.

WE MAY BE UNABLE TO REPLACE RESERVES WHICH WE HAVE PRODUCED.

     Our future success depends upon our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without successful exploration, exploitation or acquisition activities, our reserves and revenues will decline. We cannot assure you that we will be able to find and develop or acquire additional reserves at an acceptable cost.

WE MAY NOT BE SUCCESSFUL IN ACQUIRING AND DEVELOPING OIL AND GAS PROPERTIES.

     The successful acquisition and development of oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties we acquired. In addition, we cannot assure you that our exploitation and development activities will result in any increases in reserves. Our operations may be curtailed, delayed or canceled as a result of lack of adequate capital and other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. In addition, the costs of exploitation and development may materially exceed initial estimates.

WE MAY NOT BE ABLE TO MAKE ACQUISITIONS OR GENERATE CASH FLOWS IF WE ARE UNABLE TO RAISE CAPITAL.

     We will be required to make substantial capital expenditures to develop our existing reserves and to discover new oil and gas reserves. Historically, we have financed these expenditures primarily with cash from operations, proceeds from bank borrowings and proceeds from the sale of debt and equity securities. We cannot assure you that we will be able to raise capital in the future. We also make offers to acquire oil and gas properties in the ordinary course of our business. If these offers are accepted, our capital needs may increase substantially.

INFORMATION IN THIS PROSPECTUS REGARDING OUR FUTURE EXPLOITATION AND EXPLORATION PROJECTS REFLECTS OUR CURRENT INTENT AND IS SUBJECT TO CHANGE.

     We describe our current exploitation and exploration plans in this prospectus and the materials incorporated by reference in this prospectus. Whether we ultimately undertake an exploitation or exploration project will depend on the following factors:

     - availability and cost of capital;

     - receipt of additional seismic data or the reprocessing of existing data;

     - current and forecasted oil or gas prices;

     - the costs and availability of drilling rigs and other equipment, supplies and personnel necessary to conduct these operations;

     - success or failure of activities in similar areas;

     - changes in the estimates of the costs to complete the projects;

     - our ability to attract other industry partners to acquire a portion of the working interest to reduce exposure to costs and risks; and

     - decisions of our joint working interest owners.

     We will continue to gather data about our projects, and it is possible that additional information may cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects are subject to change.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON RESERVE INFORMATION BECAUSE RESERVE INFORMATION REPRESENTS ESTIMATES.

     Estimating quantities of proved reserves is inherently imprecise and involves uncertainties and factors beyond our control. The reserve data in this prospectus represent only estimates. Such estimates are based upon assumptions about future production levels, future oil and gas prices and future operating costs. As a result, the quantity of proved reserves may be subject to downward or upward adjustment. In addition, estimates of the economically recoverable oil and gas reserves, classifications of such reserves, and estimates of future net cash flows, prepared by different engineers or by the same engineers at different times, may vary substantially. Information about reserves constitutes forward-looking information. See "Forward-Looking Statements."

WEATHER, UNEXPECTED SURFACE CONDITIONS, AND OTHER UNFORESEEN OPERATING HAZARDS MAY ADVERSELY IMPACT OUR OIL AND GAS ACTIVITIES.

     There are many operating hazards in exploring for and producing oil and gas, including:

     - our drilling operations may encounter unexpected formations or pressures which could cause damage to equipment or personal injury;

     - we may experience equipment failure which curtails or stops production;
       and

     - we could experience blowouts or other damages to the productive formations which may require a well to be re-drilled or other corrective action to be taken.

     In addition, any of the foregoing may result in environmental damages or personal injury for which we will be liable. Moreover, our offshore operations are subject to a variety of risks peculiar to the marine environment such as hurricanes and other adverse weather conditions. Offshore operations are also subject to more extensive governmental regulations.

     We cannot assure you that we will be able to maintain adequate insurance at rates we consider reasonable to cover our possible losses from operating hazards. The occurrence of a significant event not fully insured or indemnified against could materially and adversely affect our financial condition and results of operations.

TURMOIL IN FOREIGN COUNTRIES MAY AFFECT OUR FOREIGN INVESTMENTS.

     Our foreign investments involve risks typically associated with investments in emerging markets, including:

     - we may experience political instability in the countries where we have foreign investments;

     - we may be forced to renegotiate our contracts with foreign governments;

     - we may experience the nationalization of the oil and gas industry in the countries where we have foreign investments;

     - we may experience foreign government restrictions on their currency and large fluctuations in the exchange rate; and

     - we may have increased taxes or royalties imposed on our foreign operations by foreign governments.

     Political conditions in the geographic area around the Congo have been unstable in recent years. During 1997, a new government took power in the Congo following a civil war. Our Congo production is located approximately 30 miles offshore and has experienced no material interruption as a result of the political instability. We attempt to conduct our business in such a manner so that political and economic events of this nature will continue to have minimal effect on our operations, but we cannot assure you that we will be successful in protecting against such risks. Previous Congo governments have requested that we convert our Marine I Exploitation Permit to a production sharing agreement. We cannot assure you that the new government will not make such a request or as to the terms of the agreement if such a request is made.

WE HAVE LESS CONTROL OVER OUR FOREIGN THAN OUR DOMESTIC INVESTMENTS.

     Foreign governments often retain ownership of the minerals. Our lack of control over the minerals could result in the following:

     - the foreign country may require exploration or development to progress on a faster or slower pace than we prefer;

     - the foreign country may require us to pay large royalties or taxes to them; and

     - the foreign country may require us to spend larger amounts on exploration and development than we have funds for or than we deem appropriate, which may mean that we forfeit all or a portion of acreage subject to this requirement.

     All of these events could reduce the value of our foreign investments.

WE COULD INCUR LIABILITY IN CONNECTION WITH OUR PROPERTIES IN THE CONGO.

     In connection with our respective acquisitions of two subsidiaries owning interests in the Yombo field offshore the Republic of Congo, we and a wholly-owned subsidiary of CMS NOMECO Oil and Gas Co. ("CMS") agreed with the seller of the subsidiaries not to claim tax losses, called "dual consolidated losses," incurred by such subsidiaries prior to the acquisitions. Under the agreement, we and the CMS subsidiary may be liable to the seller for the recapture of dual consolidated losses utilized by the seller in years prior to the acquisitions if triggering events occur. These triggering events include:

     - the disposition by us or the CMS subsidiary of a respective Congo subsidiary;

     - either Congo subsidiary's sale of its interest in the Yombo field;

     - the acquisition of us or CMS by another consolidated group; or

     - the failure of a Congo subsidiary to continue as a member of its respective consolidated group.

     A triggering event will not occur, however, if a subsequent purchaser enters into agreements specified in the U.S. Internal Revenue Service's consolidated return regulations intended to ensure that such dual consolidated losses will not be claimed. We have agreed with CMS that the party responsible for the triggering event shall indemnify the other for any liability to the seller as a result of such triggering event. Our potential direct liability could be as much as $48.5 million, as of December 31, 1999, if a triggering event with respect to us occurs. We believe that CMS's liability, for which we would be jointly liable with an indemnification right against CMS, could be as much as $64.1 million, as of December 31, 1999. We do not expect a triggering event to occur with respect to us or CMS and do not believe that the agreement will have a material adverse effect on us.

WE MAY NOT HAVE PRODUCTION TO OFFSET HEDGES; BY HEDGING, WE MAY NOT BENEFIT FROM PRICE INCREASES.

     Part of our business strategy is to reduce our exposure to the volatility of oil and gas prices by hedging a portion of our production. In a typical hedge transaction, we will have the right to receive from the other parties to the hedge the excess of the fixed price specified in the hedge over a floating price based on a market index, multiplied by the quantity hedged. If the floating price exceeds the fixed price, we are required to pay the other parties this difference multiplied by the quantity hedged. We are required to pay the difference between the floating price and the fixed priced when the floating price exceeds the fixed price regardless of whether we have sufficient production to cover the quantities specified in the hedge. Significant reductions in production at times when the floating price exceeds the fixed price could require us to make payments under the hedge agreements even though such payments are not offset by sales of production. Hedging will also prevent us from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge.

COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY IMPACT PRODUCTION.

     Our operations are subject to numerous laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

     - require that we acquire permits before commencing drilling;

     - restrict the substances that can be released into the environment in connection with drilling and production activities;

     - limit or prohibit drilling activities on protected areas such as wetlands or wilderness areas; and

     - require remedial measure to mitigate pollution from former operations, such as plugging abandoned wells.

     Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties. We maintain limited insurance coverage for sudden and accidental environmental damages as well as environmental damage that occurs over time. However, we do not believe that insurance coverage for the full potential liability of environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or we may be required to cease production from properties in the event of environmental damages.

FACTORS BEYOND OUR CONTROL AFFECT OUR ABILITY TO MARKET PRODUCTION.

     The ability to market oil and gas from our wells depends upon numerous factors beyond our control. These factors include:

     - the extent of domestic production and imports of oil and gas;

     - the availability of capacity to refine heavy oil;

     - the proximity of the gas production to gas pipelines;

     - the availability of pipeline capacity;

     - the demand for oil and gas by utilities and other end users;

     - the availability of alternative fuel sources;

     - the effects of inclement weather;

     - state and federal regulation of oil and gas marketing; and

     - federal regulation of gas sold or transported in interstate commerce.

     Because of these factors, we may be unable to market all of the oil or gas we produce. In addition, we may be unable to obtain favorable prices for the oil and gas we produce.

THERE MAY NOT BE A LIQUID MARKET FOR RESALE OF THE EXCHANGE NOTES.

     The exchange notes are new securities for which there currently is no market. Although the initial purchasers have informed us that they intend to make a market in the exchange notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, the market making activity may be limited during the pendency of the exchange offer. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes. The exchange notes sold to QIBs are expected to be eligible for trading by qualified institutional buyers in the PORTAL market. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through the Nasdaq National Market.

     The liquidity of, and trading market for the exchange notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of our financial performance and prospects.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange existing notes in like principal amount. The existing notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Issuance of the exchange notes will not result in a change in our amount of outstanding debt.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected financial data for the five years ended December 31, 1999 and for the nine-month periods ended September 30, 1999 and 2000. The financial data for each of the five years in the period ended December 31, 1999 has been derived from our audited consolidated financial statements for these periods. The financial data for each of the nine-month periods ended September 30, 1999 and 2000 has been derived from our unaudited condensed consolidated financial statements for these periods. Such unaudited financial statements have been prepared on the same basis as our audited financial statements. We believe that such unaudited financial statements contain all adjustments necessary for a fair presentation of the financial information presented (consisting only of normal recurring adjustments). Interim results are not necessarily indicative of results for the full year. The selected financial data is not necessarily indicative of our future results.

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                              YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                              --------------------------------------------------------   -------------------
                                              1995(1)     1996(1)     1997(1)      1998        1999        1999       2000
                                              --------   ---------   ---------   ---------   ---------   --------   --------
                                                                                                             (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and gas revenues......................  $102,455   $ 279,859   $ 331,973   $ 240,010   $ 239,306   $165,327   $230,656
  Gas plant revenues........................  $ 27,183   $  34,802   $  14,826   $   2,665   $   2,968         --         --
  Pipeline and other revenues...............  $  7,222   $   6,774   $   5,772   $   2,700   $       4         --         --
  Gain on sale of assets, net...............        --   $   6,008   $   1,372   $   5,768   $  85,294   $ 80,003         --
  Interest and other income.................  $  1,106   $   1,614   $   3,335   $   1,560   $   4,663   $  4,421   $  3,085
                                              --------   ---------   ---------   ---------   ---------   --------   --------
        Total revenues......................  $137,966   $ 329,057   $ 357,278   $ 252,703   $ 332,235   $249,751   $233,741
                                              --------   ---------   ---------   ---------   ---------   --------   --------
Costs and expenses:
  Lease operating expenses..................  $ 28,873   $  93,062   $ 120,042   $ 134,704   $ 127,164   $ 95,841   $103,610
  Gas plant operating expenses..............  $ 22,667   $  29,311   $  13,356   $   3,202   $   3,385         --         --
  Pipeline and other operating costs........  $  4,726   $   6,105   $   5,243   $   2,028   $     286         --         --
  Provision for impairment of oil and gas
    properties(2)...........................        --          --   $  30,000   $  68,904          --         --         --
  Provision for (revision of) impairment of
    assets held for sale(3).................        --          --   $  23,942   $  (3,740)         --         --         --
  Exploration costs.........................  $  2,357   $   4,571   $  11,082   $  16,562   $  14,017   $ 10,619   $  5,533
  Depreciation, depletion and
    amortization............................  $ 45,233   $  75,664   $ 102,158   $  85,036   $  80,652   $ 63,556   $ 49,885
  General and administrative expenses.......  $  5,444   $  13,155   $  17,396   $  13,636   $  18,137   $ 11,835   $ 13,391
  Outsourcing fees..........................  $  5,857   $  11,974   $  14,410   $  14,458   $  14,129   $ 10,449   $ 10,199
  Interest expense..........................  $ 15,389   $  36,009   $  27,357   $  32,471   $  33,110   $ 24,348   $ 26,596
  Dividends on TECONS(4)....................        --   $     165   $   6,613   $   6,613   $   6,613   $  4,959   $  4,959
  Loss on sales of assets, net..............  $    645          --          --          --          --         --   $     14
  Other expense.............................  $     45   $   1,069   $   3,019   $   5,726   $   8,659   $  6,433   $  4,419
                                              --------   ---------   ---------   ---------   ---------   --------   --------
        Total costs and expenses............  $131,236   $ 271,085   $ 374,618   $ 379,600   $ 306,152   $228,040   $218,606
                                              --------   ---------   ---------   ---------   ---------   --------   --------
Income (loss) before income taxes, minority
  interest, and extraordinary item..........  $  6,730   $  57,972   $ (17,340)  $(126,897)  $  26,083   $ 21,711   $ 15,135
Income tax expense (benefit)................  $  2,582   $  23,965   $  (6,656)  $ (32,625)  $  (5,359)  $  8,683   $  6,100
Minority interest in earnings (loss) of
  subsidiary................................  $     16   $    (271)  $      (8)         --          --         --         --
                                              --------   ---------   ---------   ---------   ---------   --------   --------
Income (loss) before extraordinary item.....  $  4,132   $  34,278   $ (10,676)  $ (94,272)  $  31,442   $ 13,028   $  9,035
Extraordinary loss on early extinguishment
  of debt net of income tax benefit of
  $2,037(5).................................        --          --   $   3,024          --          --         --         --
                                              --------   ---------   ---------   ---------   ---------   --------   --------
Net income (loss)...........................  $  4,132   $  34,278   $ (13,700)  $ (94,272)  $  31,442   $ 13,028   $  9,035
Dividends on preferred stock................  $  1,472   $     939          --          --          --         --         --
                                              --------   ---------   ---------   ---------   ---------   --------   --------
Income (loss) attributable to common
  stockholders..............................  $  2,660   $  33,339   $ (13,700)  $ (94,272)  $  31,442   $ 13,028   $  9,035
                                              ========   =========   =========   =========   =========   ========   ========

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                              YEAR ENDED DECEMBER 31,                       SEPTEMBER 30,
                                              --------------------------------------------------------   -------------------
                                              1995(1)     1996(1)     1997(1)      1998        1999        1999       2000
                                              --------   ---------   ---------   ---------   ---------   --------   --------
                                                                                                             (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF CASH FLOWS DATA:
Net cash flows provided by (used in)
  operating activities......................  $ 37,194   $ 126,921   $ 165,462   $  35,833   $  24,024   $ (2,359)  $ 63,944
Net cash flows (used in) provided by
  investing activities......................  $(32,582)  $(546,002)  $(169,478)  $(148,335)  $  98,146   $ 84,040   $(76,142)
Net cash flows (used in) provided by
  financing activities......................  $ (2,294)  $ 426,952   $    (412)  $ 110,697   $(119,285)  $(86,897)  $ 53,185
OTHER FINANCIAL DATA:
Capital expenditures........................  $ 41,445   $ 582,346   $ 195,895   $ 163,274   $ 130,641   $ 47,770   $ 83,262
EBITDAX(6)..................................  $ 70,354   $ 168,373   $ 182,440   $  73,181   $  75,181   $ 45,190   $102,122
Ratio of earnings to fixed charges(7).......       1.4x        2.6x         --          --         1.7x       1.7x       1.5x
Ratio of EBITDAX to interest expense(8).....       4.6x        4.7x        6.7x        2.3x        2.3x       1.9x       3.8x
Ratio of long-term debt to EBITDAX(9).......       1.7x        1.7x        1.7x        5.7x        4.5x       N/A        N/A
BALANCE SHEET DATA:
Working capital.............................  $ 15,757   $  22,338   $   9,257   $ 111,629   $   4,941   $ 33,650   $ 46,552
Total assets................................  $262,359   $ 817,643   $ 804,286   $ 817,685   $ 760,030   $747,477   $830,920
Total debt(9)...............................  $116,709   $ 292,446   $ 309,656   $ 422,302   $ 341,500   $361,625   $409,727
Stockholders' equity........................  $123,349   $ 345,439   $ 324,739   $ 231,878   $ 233,638   $227,077   $233,051

---------------

(1) Effective January 1, 1998, we changed our method of accounting for our investments in oil and gas properties from the full cost to the successful efforts method. All prior years' financial statements presented in this prospectus have been restated to reflect this change.

(2) We incurred an impairment of $68.9 million at December 31, 1998 and $30.0 million at December 31, 1997 on certain fields due to decreased crude oil prices.

(3) The provision for impairment of assets held for sale reflects a charge we took to write down our midstream assets to their fair value in 1997. These assets are primarily gas pipelines and processing plants. The impairment represented our estimate of the difference between the book value of these assets and the amount we expected to receive when we sold the assets.

(4) TECONS are the Company-Obligated Mandatorily Redeemable Convertible Preferred Securities of our financing subsidiary Nuevo Financing I. The principal assets of Nuevo Financing I are $115.0 million of our 5 3/4% convertible subordinated debentures due December 15, 2026. Interest we pay on the 5 3/4% debentures to Nuevo Financing I are paid by Nuevo Financing I as dividends on the TECONS.

(5) During 1997, we redeemed our 12 1/2% senior subordinated notes prior to maturity and recorded $3.0 million as our extraordinary loss on early extinguishment of debt, net of income tax benefit.

(6) The term "EBITDAX" means earnings before interest, dividends on TECONS, taxes, depreciation, depletion and amortization, property impairment, gain/loss on sale of assets and exploration costs. EBITDAX is included because it is commonly used as a measure of a company's ability to incur indebtedness. EBITDAX should not be used as a substitute for cash flow from operating activities or other income or cash flow information prepared in accordance with generally accepted accounting principals as an indication of profitability or liquidity. EBITDAX may not be comparable to similarly titled items of other companies.

(7) When we calculate our ratio of earnings to fixed charges, earnings means income or loss before income taxes and fixed charges. Fixed charges means the sum of the following:

     - interest expense;

     - dividends on the TECONS;

     - amortization of debt issuance costs; and

- the portion of operating leases deemed to be representative of interest.

Earnings were not sufficient to cover fixed charges for 1997 and 1998 by $19.5 million and $127.5 million, respectively.

(8) For purposes of this calculation, interest expense does not include dividends or interest payments on the TECONS.

(9) Total debt does not include the TECONS.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We issued $150,000,000 in principal amount of existing notes on September 19, 2000. The existing notes were issued to qualified institutional buyers in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and outside the United States in compliance with Regulation S of the Securities Act. In connection with the issuance of the existing notes, we agreed with Banc of America Securities LLC, Banc One Capital Markets, Inc. and
J. P. Morgan & Co., who acted as the initial purchasers for the issuance of the existing notes, that promptly following the issuance of the existing notes, we would:

     - file with the SEC a registration statement related to the exchange notes;

     - use our reasonable best efforts to cause the registration statement to become effective under the Securities Act; and

     - offer to the holders of the existing notes the opportunity to exchange their existing notes for a like principal amount of exchange notes upon the effectiveness of the registration statement.

     A copy of the agreements with Banc of America Securities, Banc One Capital Markets, Inc. and J. P. Morgan & Co. have been filed as exhibits to the registration statement of which this prospectus is a part.

     Based on existing interpretations of the Securities Act by the staff of the SEC described in several no-action letters, and subject to the following sentence, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by their holders, other than broker-dealers or our "affiliates," without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any holder of existing notes who is an affiliate of ours, who is not acquiring the exchange notes in the ordinary course of such holder's business or who intends to participate in the exchange offer for the purpose of distributing the exchange notes:

     - will not be able to rely on the interpretations by the staff of the SEC described in the above-mentioned no-action letters;

     - will not be able to tender existing notes in the exchange offer; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the existing notes unless the sale or transfer is made under an exemption from these requirements.

     We do not intend to seek our own no-action letter, and there is no assurance that the staff of the SEC would make a similar determination regarding the exchange notes as it has in these no-action letters to third parties. See "Plan of Distribution."

     As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we will not be required to pay an increased interest rate on the existing notes. Following the closing of the exchange offer, holders of existing notes not tendered will not have any further registration rights except in limited circumstances requiring the filing of a shelf registration statement, and the existing notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for the existing notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions stated in this prospectus and in the letter of transmittal, we will accept all existing notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes in denominations of $1,000 or any integral multiple of $1,000.

     If you wish to exchange your existing notes for exchange notes in the exchange offer, you will be required to represent that:

     - you are not our affiliate, as defined in Rule 405 of the Securities Act;

     - any exchange notes will be acquired in the ordinary course of your business;

     - you have no arrangement with any person to participate in the distribution of the exchange notes;

     - if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

     - if you are a broker-dealer that will receive exchange notes for your own account in exchange for existing notes that were acquired as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of those exchange notes.

You will make these representations to us by signing or agreeing to be bound by the letter of transmittal.

     Broker-dealers that are receiving exchange notes for their own account must have acquired the existing notes as a result of market-making or other trading activities in order to participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be admitting that it is an "underwriter" within the meaning of the Securities Act. We will be required to allow broker-dealers to use this prospectus following the exchange offer in connection with the resale of exchange notes received in exchange for existing notes acquired by broker-dealers for their own account as a result of market-making or other trading activities. If required by applicable securities laws, we will, upon written request, make this prospectus available to any broker-dealer for use in connection with a resale of exchange notes for a period of 90 days after the consummation of the exchange offer. See "Plan of Distribution."

     The exchange notes will evidence the same debt as the existing notes and will be issued under and entitled to the benefits of the same indenture. The form and terms of the exchange notes are identical in all material respects to the form and terms of the existing notes except that:

     - the exchange notes will be issued in a transaction registered under the Securities Act;

     - the exchange notes will not be subject to transfer restrictions; and

     - provisions providing for an increase in the stated interest rate on the existing notes will be eliminated.

     As of the date of this prospectus, $150,000,000 aggregate principal amount of the existing notes was outstanding. In connection with the issuance of the existing notes, we arranged for the existing notes to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.


     This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on February 20, 2001. We intend to conduct the exchange offer as required by the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable.

     Rule 14e-1 describes unlawful tender practices under the Exchange Act. This section requires us, among other things:

     - to hold our exchange offer open for twenty business days;

     - to give ten days notice of any change in the terms of this offer; and

     - to issue a press release in the event of an extension of the exchange offer.

     The exchange offer is not conditioned upon any minimum aggregate principal amount of existing notes being tendered, and holders of the existing notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or under the indenture in connection with the exchange offer. We shall be considered to have accepted existing notes tendered according to the procedures in this prospectus when, as and if we have given oral or written notice of acceptance to the exchange agent. See "-- Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to those holders.

     If any tendered existing notes are not accepted for exchange because of an invalid tender or the occurrence of other events described in this prospectus, certificates for these unaccepted existing notes will be returned, at our cost, to the tendering holder of the existing notes or, in the case of existing notes tendered by book-entry transfer, into the holder's account at DTC according to the procedures described below, as promptly as practicable after the expiration date.

     Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes related to the exchange of existing notes in the exchange offer. We will pay all charges and expenses, other than applicable taxes, in connection with the exchange offer. See "-- Solicitation of Tenders; Fees and Expenses."

     NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF EXISTING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR EXISTING NOTES TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION. HOLDERS OF EXISTING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER IN THE EXCHANGE OFFER AND, IF SO, THE AMOUNT OF EXISTING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "expiration date" shall mean 5:00 p.m., New York City time, on March 20, 2001 unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.


     We expressly reserve the right, in our sole discretion:

     - to delay acceptance of any existing notes or to terminate the exchange offer and to refuse to accept existing notes not previously accepted, if any of the conditions described under "-- Conditions" shall have occurred and shall not have been waived by us;

     - to extend the expiration date of the exchange offer;

     - to amend the terms of the exchange offer in any manner;

     - to purchase or make offers for any existing notes that remain outstanding subsequent to the expiration date;

     - to the extent permitted by applicable law, to purchase existing notes in the open market, in privately negotiated transactions or otherwise.

The terms of the purchases or offers described in the fourth and fifth clauses above may differ from the terms of the exchange offer.

     Any delay in acceptance, termination, extension, or amendment will be followed as promptly as practicable by oral or written notice to the exchange agent and by making a public announcement. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the amendment.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, termination, extension, or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any public announcement, other than by making a timely release to the Dow Jones News Service.

     You are advised that we may extend the exchange offer because some of the holders of the existing notes do not tender on a timely basis. In order to give these noteholders the ability to participate in the exchange and to avoid the significant reduction in liquidity associated with holding an unexchanged note, we may elect to extend the exchange offer.

INTEREST ON THE EXCHANGE NOTES

     The exchange notes will bear interest from the date of issuance of the existing notes that are tendered in exchange for the exchange notes or the most recent date on which interest was paid or provided for on the existing notes surrendered for the exchange notes. Accordingly, holders of existing notes that are accepted for exchange will not receive interest that is accrued but unpaid on the existing notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each October 1 and April 1, commencing on April 1, 2001.

PROCEDURES FOR TENDERING

     Only a holder may tender its existing notes in the exchange offer. Any beneficial owner whose existing notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee or are held in book-entry form and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on his behalf. If the beneficial owner wishes to tender on his own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering his existing notes, either make appropriate arrangements to register ownership of the existing notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     The tender by a holder will constitute an agreement between the holder, us and the exchange agent according to the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     A holder who desires to tender existing notes and who cannot comply with the procedures set forth herein for tender on a timely basis or whose existing notes are not immediately available must comply with the procedures for guaranteed delivery set forth below.

     THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT OR DEEMED RECEIVED UNDER THE ATOP PROCEDURES DESCRIBED BELOW. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO US. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT THE TENDER FOR HOLDERS IN EACH CASE AS DESCRIBED IN THIS PROSPECTUS AND IN THE LETTER OF TRANSMITTAL.

  Existing Notes Held in Certificated Form

     For a holder to validly tender existing notes held in physical form, the exchange agent must receive, prior to 5:00 p.m. New York city time on the expiration date, at its address set forth in this prospectus:

     - a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal, and

     - certificates for tendered existing notes.

  Existing Notes Held in Book-Entry Form

     We understand that the exchange agent will make a request promptly after the date of the prospectus to establish accounts for the existing notes at DTC for the purpose of facilitating the exchange offer, and subject to their establishment, any financial institution that is a participant in DTC may make book-entry delivery of existing notes by causing DTC to transfer the existing notes into the exchange agent's account for the existing notes using DTC's procedures for transfer.

     If you desire to transfer existing notes held in book-entry form with DTC, the exchange agent must receive, prior to 5:00 p.m. New York City time on the expiration date, at its address set forth in this prospectus, a confirmation of book-entry transfer of the existing notes into the exchange agent's account at DTC, which is referred to in this prospectus as a "book-entry confirmation," and:

     - a properly completed and validly executed letter of transmittal, or manually signed facsimile thereof, together with any signature guarantees and other documents required by the instructions in the letter of transmittal; or

     - an agent's message transmitted pursuant to DTC's Automated Tender Offer Program.

  Tender of Existing Notes Using DTC's Automated Tender Offer Program (ATOP)

     The exchange agent and DTC have confirmed that the exchange offer is eligible for DTC's Automated Tender Offer Program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer existing notes held in book-entry form to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send a book-entry confirmation, including an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering existing notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. If you use ATOP procedures to tender existing notes you will not be required to deliver a letter of transmittal to the exchange agent, but you will be bound by its terms just as if you had signed it.

  Signatures

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the existing notes tendered with the letter of transmittal are tendered:

     - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

     - for the account of an institution eligible to guarantee signatures.

     If the letter of transmittal is signed by a person other than the registered holder or DTC participant who is listed as the owner, the existing notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the existing notes on behalf of the registered holder or DTC participant who is listed as the owner, in either case signed as the name of the registered holder(s) who appears on the existing notes or the DTC participant who is listed as the owner. If the letter of transmittal or any existing notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     If you tender your notes through ATOP, signatures and signature guarantees are not required.

  Determinations of Validity

     All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of the tendered existing notes will be determined by us in our sole discretion. This determination will be final and binding. We reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within the time we shall determine. Although we intend to notify holders of defects or irregularities related to tenders of existing notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities related to tenders of existing notes nor shall any of them incur liability for failure to give notification. Tenders of existing notes will not be considered to have been made until the irregularities have been cured or waived. Any existing notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their existing notes and:

     - whose existing notes are not immediately available;

     - who cannot complete the procedure for book-entry transfer on a timely basis;

     - who cannot deliver their existing notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

     - who cannot complete a tender of existing notes held in book-entry form using DTC's ATOP procedures on a timely basis;

may effect a tender if they tender through an eligible institution described under "-- Procedures for Tendering -- Signatures," or, if they tender using ATOP's guaranteed delivery procedures.

     A tender of existing notes made by or through an eligible institution will be accepted if:

     - prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from an eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery, that:

      (1) sets forth the name and address of the holder, the certificate number or numbers of the holder's existing notes and the principal amount of the existing notes tendered,

      (2) states that the tender is being made, and

      (3) guarantees that, within five business days after the expiration date, a properly completed and validly executed letter of transmittal or facsimile, together with a certificate(s) representing the existing notes to be tendered in proper form for transfer, or a confirmation of book-entry transfer into the exchange agent's account at DTC of existing notes delivered electronically, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     - the properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered existing notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.

     A tender made through DTC's Automated Tender Offer Program will be accepted if:

     - prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives an agent's message from DTC stating that DTC has received an express acknowledgment from the participant in DTC tendering the existing notes that they have received and agree to be bound by the notice of guaranteed delivery; and

     - the exchange agent receives, within five business days after the expiration date, either:

      (1) a book-entry conformation, including an agent's message, transmitted via DTC's ATOP procedures; or

      (2) a properly completed and executed letter of transmittal or a facsimile, together with the certificate(s) representing all tendered existing notes in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their existing notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, tenders of existing notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of existing notes in the exchange offer:

     - a written or facsimile transmission of a notice of withdrawal must be received by the exchange agent at its address listed below prior to 5:00 p.m., New York City time, on the expiration date; or

     - you must comply with the appropriate procedures of DTC's Automated Tender Offer Program.

     Any notice of withdrawal must:

     - specify the name of the person having deposited the existing notes to be withdrawn;

     - identify the existing notes to be withdrawn, including the certificate number or numbers and principal amount of the existing notes or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited;

     - be signed by the same person and in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the trustee for the existing notes to register the transfer of the existing notes into the name of the person withdrawing the tender; and

     - specify the name in which any of these existing notes are to be registered, if different from that of the person who deposited the existing notes to be withdrawn.

     All questions as to the validity, form and eligibility, including time of receipt, of the withdrawal notices will be determined by us, whose determination shall be final and binding on all parties. Any existing notes so withdrawn will be judged not to have been tendered according to the procedures in this prospectus for purposes of the exchange offer, and no exchange notes will be issued in exchange for those existing notes unless the existing notes so withdrawn are validly retendered. Any existing notes that have been tendered but are not accepted for exchange will be returned to the holder of the existing notes without cost to the holder or, in the case of existing notes tendered by book-entry transfer into the holder's account at DTC according to the procedures described above. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     The exchange offer is subject only to the following conditions:

     - the compliance of the exchange offer with securities laws;

     - the tender of the existing notes;

     - the representation by the holders of the existing notes that they are not our affiliate, that the exchange notes they will receive are being acquired by them in the ordinary course of their business and that at the time the exchange offer is completed the holder had no plan to participate in the distribution of the exchange notes; and

     - no judicial or administrative proceeding is pending or shall have been threatened that would limit us from proceeding with the exchange offer.

EXCHANGE AGENT

     State Street Bank and Trust Company, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In this capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent. You should send certificates for existing notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

By Mail:                                    State Street Bank and Trust Company
                                            Corporate Trust
                                            P. O. Box 778
                                            Boston, Massachusetts 02110-0778
By Hand Delivery or Overnight Courier:      State Street Bank and Trust Company
                                            2 Avenue de Lafayette
                                            5th Floor, Corporate Trust Division
                                            Boston, Massachusetts 02110-1724
Facsimile Transmission:                     (617) 662-1525
Confirm by Telephone:                       (617) 662-1452

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS LISTED ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS DESCRIBED ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     We will bear the expenses of requesting that holders of existing notes tender those notes for exchange notes. The principal solicitation under the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection with the exchange offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange.

     We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

     You will not be obligated to pay any transfer tax in connection with the exchange, except if you instruct us to register exchange notes in the name of, or request that notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for the payment of any applicable transfer tax.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the existing notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the closing of the exchange offer. We will amortize the expenses of the exchange offer over the term of the exchange notes.

FEDERAL INCOME TAX CONSEQUENCES

     The following discussion generally summarizes the principal U.S. federal income tax consequences of the exchange of existing notes for exchange notes. This discussion is based upon the U.S. federal income tax laws in effect and available on the date of this prospectus, including the Internal Revenue Code of 1986, as amended, the related Treasury Regulations and judicial and administrative interpretations of the Internal Revenue Code and Treasury Regulations. All of these laws are subject to change, possibly retroactively, or different interpretation. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this prospectus. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences of the exchange offer. This discussion does not purport to address all aspects of U.S. federal income taxation that may be relevant to you in light of your specific circumstances, or if you are subject to special treatment under the Internal Revenue Code. This discussion also does not address the effect of any applicable U.S. federal estate and gift tax laws or state, local or foreign tax laws.

     The exchange of existing notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. You will not recognize gain or loss upon the receipt of exchange notes. If you are not exempt from U.S. federal income tax you will be subject to such tax on the same amount, in the same manner and at the same time as you would have been as a result of holding the existing notes. If you are a cash-basis holder who is exchanging existing notes for exchange notes, you will not recognize in income any accrued and unpaid interest on the existing notes by reason of the exchange. The basis and holding period of the exchange notes will be the same as the basis and holding period of the corresponding existing notes.

     THIS DESCRIPTION IS INCLUDED IN THIS PROSPECTUS FOR GENERAL INFORMATION ONLY. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER WITH RESPECT TO YOUR PARTICULAR SITUATION, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

PARTICIPATION IN THE EXCHANGE OFFER; UNTENDERED NOTES

     Participation in the exchange offer is voluntary. Holders of the existing notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all existing notes tendered under the terms of, this exchange offer, we will have fulfilled a covenant contained in the terms of the registration agreement. Holders of the existing notes who do not tender in the exchange offer will continue to hold their existing notes and will be entitled to all the rights, and subject to the limitations, applicable to the existing notes under the indenture. Holders of existing notes will no longer be entitled to any rights under the registration agreement that by their term terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Exchange Notes." All untendered existing notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that existing notes are tendered and accepted in the exchange offer, the trading market for untendered existing notes could be adversely affected. This is because there will probably be many fewer remaining existing notes outstanding following the exchange, significantly reducing the liquidity of the untendered notes.

     We may in the future seek to acquire untendered existing notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any acquisitions of existing notes following the applicable requirements of the Exchange Act, and the rules and regulations of the SEC under the Exchange Act, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any existing notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any existing notes that are not tendered in the exchange offer.

                       DESCRIPTION OF THE EXCHANGE NOTES


     We will issue the exchange notes under an indenture entered into between us and State Street Bank and Trust Company, as trustee, dated September 26, 2000. The following description is a summary of selected provisions of the indenture and the exchange notes. We have not restated the indenture in its entirety. We will provide you a copy of the indenture for the exchange notes without charge if you request it from us. We urge you to read the indenture because the indenture, and not this description, will control your rights as a holder of exchange notes. For purposes of this section of this prospectus, references to the "Company," "Nuevo," "we," "us," "our" or "ours" means Nuevo Energy Company, excluding our subsidiaries. The definitions of some of the terms used in the following summary are set forth below under "-- Material Definitions."


     The exchange notes and the existing notes will be treated as a single class for all purposes of the indenture, and references in this section to the exchange notes include the existing notes.


     The indenture provides for the issuance of up to $300,000,000 of notes. We will issue a maximum principal amount of $150,000,000 of exchange notes in exchange for the existing notes in the exchange offer. All other issuances of notes in the future will be subject to the debt incurrence test described under "-- Material Covenants -- Incurrence of Indebtedness." All of the exchange notes will be identical in all respects to all other notes issued under this indenture other than the price at which we issue the notes and the date an which we issue the notes.


PRINCIPAL, MATURITY AND INTEREST OF THE EXCHANGE NOTES

     The exchange notes will be our general unsecured senior subordinated obligations. The exchange notes will mature on October 1, 2010. Interest on the exchange notes will accrue at the rate of 9 3/8% per annum and will be payable semiannually in arrears on October 1 and April 1. Interest payments will be made to the person in whose names the exchange notes are registered at the close of business on the September 15 or March 15 preceding the interest payment date. Interest on the exchange notes will accrue from the date of issuance of the existing notes or, if interest has already been paid on the existing notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal, interest and premium on the exchange notes will be paid as described under "-- Book-Entry, Delivery and Form" below.

SUBORDINATION

     The payment of the principal of, and premium and interest on, the exchange notes will be subordinated in right of payment to the prior payment in full of Senior Indebtedness (Section 14.1). The subordination provisions prohibit us from making payments with respect to the exchange notes if the events described below occur. If triggered, the subordination provisions prohibit us from paying any amounts with respect to the exchange notes, including:

     - payments of principal or interest;

     - payments of any premium; and

     - repurchases of the exchange notes, including repurchases in connection with a Change of Control or Asset Sale, as described under "-- Repurchase at the Option of Holders -- Change of Control" and "-- Asset Sales."

     If we:

     - become subject to insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or similar case;

     - liquidate, dissolve or otherwise wind-up our business; or

     - make an assignment for the benefit of our creditors or marshal our assets or liabilities;

the holders of Senior Indebtedness will be entitled to receive full payment of all amounts owed to them prior to any payments being made to the holders of exchange notes. We will not be required to repay all Senior Indebtedness in full in connection with our consolidation or merger or our liquidation or dissolution following the disposition of all or substantially all of our properties upon the terms described under the subheading "-- Material Covenants -- Merger, Consolidation or Sale of Assets" as a condition to any payments on the exchange notes. If the trustee for the exchange notes receives any payment from us when the subordination provisions prohibit payment of amounts owed on the exchange notes, the trustee is required to return the payments to us or our receiver or custodian for payment to holders of Senior Indebtedness. The subordination provisions apply to payments of any nature, including payments:

     - of cash;

     - of property, assets or securities; and

     - by way of set-off.

The subordination provisions, however, do not prohibit the payment of principal, interest and premium on the exchange notes if the payment is made in Permitted Junior Securities.

     Additionally, we may not make any payment in respect of the exchange notes, other than payments of Permitted Junior Securities, if a Payment Event of Default occurs on our Specified Senior Indebtedness and the trustee receives written notice of the default. We must resume payment in respect of the exchange notes, including any missed payments, when we cure or obtain a waiver of the Payment Event of Default or it otherwise ceases to exist. We must also resume payment in respect of the exchange notes, including any missed payments, if we pay in full or discharge the Specified Senior Indebtedness.

     We also may not make any payment in respect of the exchange notes, other than payments of Permitted Junior Securities, for the period specified below ("Payment Blockage Period") if a Non-payment Event of Default occurs on our Specified Senior Indebtedness and the trustee and we receive written notice of the default from any holder of Specified Senior Indebtedness. The Payment Blockage

Period will commence upon the earlier of the date of receipt by the trustee or us of such notice of the default (the "Payment Blockage Notice") and will end on the earliest of:

     - 179 days after it begins;

     - the date on which the holders of Specified Senior Indebtedness notify the trustee or us that the Non-payment Event of Default no longer exists or that the Specified Senior Indebtedness has been discharged; and

     - the date we or the trustee receives notice from the person initiating the Payment Blockage Period that the period has been terminated.

We must resume making payments in respect of the exchange notes after the Payment Blockage Period ends, including any missed payments, unless we are otherwise prohibited by the other subordination provisions of the indenture. No more than one Payment Blockage Period may commence during any period of 360 consecutive days. No Non-payment Event of Default that existed on the date of delivery of a Payment Blockage Notice to the trustee can be made the basis for a subsequent Payment Blockage Notice. (Section 14.3)

     If we fail to make any payment on the exchange notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions described above, the failure will constitute an Event of Default under the indenture and will entitle the holders of the exchange notes to exercise the rights described under "-- Events of Default and Remedies." (Section 5.1)

     As a result of such subordination provisions described above, in the event of a distribution of assets upon our liquidation, receivership, reorganization or insolvency, our creditors who are holders of Senior Indebtedness may recover more, ratably, than the holders of the exchange notes, and assets which would otherwise be available to pay obligations in respect of the exchange notes will be available only after we have paid all Senior Indebtedness in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the exchange notes.

     The subordination provisions described above will cease to be applicable to the exchange notes upon any Legal Defeasance or Covenant Defeasance of the exchange notes as described under "-- Legal Defeasance and Covenant Defeasance."

SUBSIDIARY GUARANTEES OF NOTES


     Currently none of our Restricted Subsidiaries guarantees the exchange notes. However, if one of our Restricted Subsidiaries was in the future, to guarantee or secure any of our Pari Passu Indebtedness or Subordinated Indebtedness, we would be required to cause it to be bound by the terms of the indenture and to unconditionally guarantee the performance of our obligations under the indenture and the exchange notes. (Sections 10.13 and 13.1)


     The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or made by or on behalf of any other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor, if any, in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor. (Section 13.4)

     Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to us or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation or Sale or Assets" covenant of the indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than us or another Subsidiary Guarantor, whether or not Affiliated with the Subsidiary Guarantor, provided that:

     - if the surviving Person is not the Subsidiary Guarantor, the surviving Person agrees to assume the Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the indenture, except to the extent the following paragraph would result in the release of such Subsidiary Guarantee; and

     - such transaction does not violate any of the covenants described under the heading "-- Material Covenants" or result in a Default or Event of Default immediately thereafter that is continuing. (Section 13.2)

     Upon the sale or other disposition, by merger or otherwise, of a Subsidiary Guarantor of all or substantially all of its assets to a Person other than us or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the indenture, including as described in the foregoing paragraph, such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the indenture. Any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, our or our Restricted Subsidiaries' other Indebtedness shall also terminate upon such sale or other disposition. In addition, all of the Subsidiary Guarantors shall be deemed released from their respective Subsidiary Guarantees and the related obligations set forth in the indenture in the event that all obligations of the Subsidiary Guarantors under all of their guarantees of, and under all of their pledges of assets or other security interests which secure our or our Restricted Subsidiaries' other Indebtedness, excluding any Senior Indebtedness, shall also terminate. (Section 13.3)

     The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be subordinated to the prior payment in full of all Guarantor Senior Indebtedness of such Subsidiary Guarantor to substantially the same extent as the exchange notes are subordinated to Senior Indebtedness. (Section 13.8)

REDEMPTION AT OUR OPTION

     We may not redeem the exchange notes at our option prior to October 1, 2005. Thereafter, we may redeem the exchange notes at our option, in whole or in part, at the redemption prices expressed as percentages of principal amount set forth below. If we redeem the notes at our option, we must also pay interest accrued and unpaid to the applicable redemption date. The redemption prices during the twelve-month period beginning on June 1 of the years indicated are set forth below:

YEAR                                                        PERCENTAGE
----                                                        ----------
2005.....................................................    104.6875%
2006.....................................................    103.1250
2007.....................................................    101.5625
2008 and thereafter......................................    100.0000

     In addition, prior to October 1, 2003 we may redeem up to 33 1/3% of the aggregate principal amount of the exchange notes originally issued at a redemption price of 109.375% of the principal amount, plus accrued and unpaid interest to the date of redemption, with the net proceeds of one or more Equity Offerings. We may not cause a redemption from the proceeds of the Equity Offering unless:

     - at least 66 2/3% of the aggregate principal amount of the exchange notes originally issued under the indenture at any time prior to such redemption remain outstanding after the redemption; and

     - the redemption occurs within 90 days after the closing of the Equity Offering. (Section 11.1)

     If we redeem less than all of the exchange notes, selection of exchange notes for redemption will be made by the trustee on a pro rata basis. We will not, however, redeem notes in principal amounts of less than $1,000. (Section 11.4) We will mail notice of a redemption at least 30 and not more than 60 days before the redemption date. The notice will describe the amount of notes being redeemed, if less than the entire principal amount. (Section 11.5) Interest will cease to accrue on exchange notes which are redeemed on the redemption date. (Section 11.7)

MANDATORY REDEMPTION

     We will not be required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     If a Change of Control occurs, we will be obligated to make an offer to purchase all of the outstanding exchange notes. The purchase price we are required to offer is 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase. We are required to purchase all exchange notes tendered under the offer which are not withdrawn.

     In order to effect a Change of Control offer, we must mail a notice of the Change of Control to the trustee and each holder of exchange notes no later than 30 days after the Change of Control occurs. We are obligated to close the purchase of notes tendered under the Change of Control offer no less than 30 and no more than 60 days after the notice is mailed. The notice will describe the Change of Control and the procedures that must be followed to participate in the offer.

     Our bank credit facility states that events which constitute a Change of Control constitute a default under the bank credit facility. In addition, our bank credit facility prohibits the repurchase of both the existing notes and the exchange notes. Future agreements relating to our Senior Indebtedness may contain similar provisions. In the event a Change of Control occurs at a time when we are prohibited from purchasing exchange notes, we could seek the consent of our lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain a prohibition. If we do not obtain a consent or repay the borrowings, we will be prohibited from purchasing exchange notes, which will constitute an Event of Default under the Indenture. A default under the indenture for the exchange notes will also be a default under the bank credit facility and may be a default under other current and future agreements to which we are or may become a party. In such circumstances, the subordination provisions in the indenture may prevent payments to the holders of exchange notes required by the Change of Control.

     We will not be required to make a Change of Control offer if a third party makes the Change of Control offer at the same purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control offer made by us and purchases the exchange notes properly tendered and not withdrawn. (Section 10.16)

  Asset Sales

     We may not, and may not permit our Restricted Subsidiaries to, engage in any Asset Sale unless the consideration received equals the fair market value of the assets and properties sold or otherwise disposed of as determined by our board of directors, and the consideration is either:

     - cash, Cash Equivalents, Liquid Securities or Exchanged Properties ("Permitted Consideration"); or

     - the property or assets received that do not constitute Permitted Consideration have an aggregate fair market value of no more than 10.0% of our Adjusted Consolidated Net Tangible Assets.

     If we do not invest the Net Cash Proceeds of Asset Sales which occur after the date of the indenture in properties and assets that will be used in the Oil and Gas Business within 365 days after the closing of the Asset Sale, we must either:

     - repay Indebtedness under the Credit Facility;

     - repay or purchase other Indebtedness (other than Subordinated Indebtedness or Pari Passu Indebtedness) of ours or our Restricted Subsidiaries, provided that any related loan commitment is permanently reduced by the amount of such Indebtedness repaid; or

     - offer to repurchase exchange notes as described below.

The amount of Net Cash Proceeds from all Asset Sales which occur after the date of the indenture not used for one of the purposes described in this paragraph will constitute "Excess Proceeds."

     When the aggregate amount of Excess Proceeds is equal to or more than $10 million:

     - we must make an offer to purchase the exchange notes and any outstanding Pari Passu Indebtedness required to be repurchased in connection with an Asset Sale, provided that the amount of the Pari Passu Indebtedness repurchased is permanently reduced;

     - we must make an offer to purchase exchange notes in the principal amount calculated by multiplying the Excess Proceeds by a fraction, the numerator of which is the outstanding principal amount of the exchange notes and the denominator of which is the sum of the outstanding principal amount of the exchange notes plus any Pari Passu Indebtedness that we must offer to repurchase;

     - the offer price for the exchange notes will be payable in cash in an amount equal to 100% of the principal amount of the exchange notes tendered, plus accrued and unpaid interest to the date of payment; and

     - if more exchange notes are tendered than we have Excess Proceeds to purchase, we will pro rate the exchange notes tendered.

If the amount of exchange notes tendered is less than the amount of exchange notes we offered to purchase, we may use the Excess Proceeds not used to repurchase exchange notes for general corporate purposes. The use of Excess Proceeds for general corporate purposes must comply with the other provisions of the indenture, including the covenant described under "-- Material
Covenants -- Restricted Payments."

     After we make an Excess Proceeds offer as described above, the amount of Excess Proceeds will be reset to zero. We will not permit any of our Restricted Subsidiaries to be a party to any agreement that would place any restriction on our right to make an offer to repurchase exchange notes following an Asset Sale. (Section 10.17)

  Securities Law Compliance

     We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control or Asset Sale. These rules require that we keep the offer open for 20 business days. They also require that we notify holders of exchange notes of changes in the offer and extend the offer for specified time periods if we amend the offer. If the provisions of any securities laws or regulations conflict with the provisions in the indenture relating to a Change of Control or Asset Sale offer, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the indenture.

MATERIAL COVENANTS

  Ownership of Capital Stock

     We may not permit any Restricted Subsidiary to issue any Capital Stock other than to us or a Wholly Owned Restricted Subsidiary. Also, we may not permit any Person other than us or a Wholly Owned Restricted Subsidiary to own any Capital Stock of a Restricted Subsidiary, except for:

     - directors' qualifying shares;

     - Capital Stock of a Restricted Subsidiary organized in a foreign jurisdiction required to be owned by the government of the foreign jurisdiction or citizens of the foreign jurisdiction in order for the Restricted Subsidiary to transact business in the foreign jurisdiction;

     - a sale of all or substantially all of the Capital Stock of a Restricted Subsidiary effected in accordance with the "Asset Sales" covenant;

     - Qualifying TECONS; and

     - the Capital Stock of a Restricted Subsidiary owned by a Person at the time the Restricted Subsidiary became a Restricted Subsidiary or which is acquired by the Person in connection with the formation of the Restricted Subsidiary.

The Capital Stock owned by us or another Restricted Subsidiary will be treated as an Investment for purposes of the "Restricted Payments" covenant, if the amount of such Capital Stock represents less than a majority of the Voting Stock of such Restricted Subsidiary. (Section 10.14)

  Restricted Payments

     The indenture will define the following as Restricted Payments if done by us or any of our Restricted Subsidiaries:

     - the declaration or payment of any dividend or distribution on our Capital Stock, including Eligible Convertible Securities and Qualifying TECONS, other than dividends or distributions payable solely in shares of our Qualified Capital Stock or in options, warrants or other rights to purchase our Qualified Capital Stock;

     - the purchase or acquisition of our Capital Stock, including Eligible Convertible Securities and Qualifying TECONS, or that of our Affiliates, other than Capital Stock issued by a Wholly Owned Restricted Subsidiary, or any options, warrants or other rights to acquire such Capital Stock;

     - making any principal payment on, or repurchase or other acquisition of, any Subordinated Indebtedness prior to any scheduled principal payment, scheduled sinking fund payment or maturity, except using the Excess Proceeds remaining after compliance with the provisions described under "-- Repurchase at the Option of Holders -- Asset Sales," and to the extent required by the indenture or other agreement or instrument pursuant to which such Subordinated Indebtedness was issued;

     - the declaration or payment of any dividend or other distribution on shares of Capital Stock of any Restricted Subsidiary, other than to us or any Wholly Owned Restricted Subsidiary, or the purchase, redemption or other acquisition or retirement of any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock, other than for Capital Stock held by us or any Wholly Owned Restricted Subsidiary; or

     - making of any Investment, other than any Permitted Investment.

     We may not make a Restricted Payment, unless at the time of and after giving effect to the proposed Restricted Payment:

     - no Default or Event of Default shall have occurred and be continuing,

     - we could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, in accordance with the covenant described under "-- Incurrence of Indebtedness"; and

     - the aggregate amount of all Restricted Payments declared or made after the date of the indenture shall not exceed the sum, without duplication, of the following:

      (1) 50% of our aggregate Consolidated Net Income accrued on a cumulative basis during the period beginning on July 1, 2000 and ending on the last day of our last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss); plus

      (2) the aggregate net cash proceeds or the fair market value of any property or assets other than cash, received after the date of the indenture by us as capital contributions to us, other than from any Restricted Subsidiary; plus

      (3) the aggregate net cash proceeds or the fair market value of any property or assets other than cash, received by us after the date of the indenture from the issuance or sale, other than to any of our Restricted Subsidiaries, of our Qualified Capital Stock or any option, warrants or rights to purchase our Qualified Capital Stock; plus

      (4) the aggregate net cash proceeds received after the date of the indenture by us, other than from any of our Restricted Subsidiaries, upon the exercise of any options, warrants or rights to purchase our Qualified Capital Stock; plus

      (5) the aggregate net cash proceeds received after the date of the indenture by us from the issuance or sale, other than to any of our Restricted Subsidiaries, of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for our Qualified Capital Stock, together with the aggregate cash received by us at the time of such conversion or exchange; plus

      (6) the aggregate net cash proceeds or the fair market value of any property or assets received after the date of the indenture by us or our Restricted Subsidiaries, computed on a consolidated basis, constituting a return of capital on an Investment, other than a Permitted Investment, made by us or any of our Restricted Subsidiaries after the date of indenture; plus

      (7) $25.0 million.

     However, we and our Restricted Subsidiaries may take the following actions so long as, at the time thereof, no Default or Event of Default shall have occurred and be continuing, except in the case of the first clause below, and, in the case of the sixth clause below, we could incur $1.00 of additional Indebtedness, excluding Permitted Indebtedness, in accordance with the covenant described under "-- Incurrence of Indebtedness":

     - the payment of any dividend on any of our or any Restricted Subsidiary's Capital Stock within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the covenant, and such payment shall be deemed to have been paid on such date of declaration for purposes of making any calculation under this covenant;

     - the repurchase or other acquisition or retirement of any shares of our or of any of our Restricted Subsidiaries' Capital Stock, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale of our Qualified Capital Stock, other than a sale to a Restricted Subsidiary;

     - the repurchase or other acquisition or retirement for value of any Subordinated Indebtedness, other than Redeemable Capital Stock, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale of our Qualified Capital Stock, other than to a Restricted Subsidiary;

     - the purchase or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence, other than to a Restricted Subsidiary, of Subordinated Indebtedness so long as:

      (1) the principal amount of such new Indebtedness does not exceed the principal amount, or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination, of the Indebtedness being so purchased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by us as necessary to accomplish such refinancing, plus the amount of our expenses incurred in connection with such refinancing,

      (2) such new Indebtedness is subordinated to the exchange notes at least to the same extent as such Indebtedness so purchased, acquired or retired,

      (3) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the exchange notes, and

      (4) such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the exchange notes;

     - the repurchase or other acquisition or retirement for value of any of our or our Subsidiaries' Qualified Capital Stock held by any of our or our Subsidiaries' current or former officers, directors or employees pursuant to the terms of agreements, including employment agreements, or plans approved by our board of directors, including any such repurchase, acquisition or retirement of such Qualified Capital Stock that is deemed to occur upon the exercise of stock options or similar rights if such shares represent all or a portion of the exercise price or are surrendered in connection with satisfying Federal income tax obligations; provided, however, that the aggregate amount of such repurchases, acquisitions and retirements shall not exceed the sum of:

      (1) $1.0 million in any twelve-month period, and

      (2) the aggregate net proceeds, if any, received by us during such twelve-month period from any issuance of such Qualified Capital Stock pursuant to such agreements or plans; and

     - the repurchase or other acquisition of our Qualified Capital Stock in an amount not to exceed 50% of the net after-tax gain from Specified Property Sales, less the aggregate purchase price of Qualified Capital Stock purchased by us and our Restricted Subsidiaries since June 8, 1998.

The actions described in the first clause of this paragraph are Restricted Payments that will be permitted to be taken in accordance with this paragraph but shall reduce the amount that would otherwise be available for Restricted Payments. The actions described in the second through the sixth clauses above will be Restricted Payments that will be permitted to be taken in accordance with this paragraph and will not reduce the amount that would otherwise be available for Restricted Payments.

     We or any of our Restricted Subsidiaries may make a Restricted Payment, if at the time we first incurred a commitment for the Restricted Payment the Restricted Payment could have been made, if all commitments incurred and outstanding are treated as if they were Restricted Payments expended by us or a Restricted Subsidiary at the time the commitments were incurred, except that commitments incurred and outstanding which are treated as a Restricted Payment and which are ultimately not made shall no longer be treated as a Restricted Payment expended by us; and provided, further, that at the time such Restricted Payment is made no Default or Event of Default shall have occurred and be continuing and we must be able to incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, in accordance with the "Incurrence of Indebtedness" covenant. (Section 10.10)

  Incurrence of Indebtedness

     We may not, and may not permit any of our Restricted Subsidiaries to, create, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur") any Indebtedness, including any Acquired Indebtedness but excluding Permitted Indebtedness, unless at the time of such event and after giving effect thereto on a pro forma basis, the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, would have been at least equal to 2.5 to 1.0. (Section 10.12)

  Liens

     We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens, upon any of our or any Restricted Subsidiary's assets or properties, whether now owned or acquired after the date of the indenture, or any income or profits therefrom to secure any Pari Passu Indebtedness or Subordinated Indebtedness, unless prior to or contemporaneously therewith the exchange notes are directly secured equally and ratably, provided that:

     - if such secured Indebtedness is Pari Passu Indebtedness, the Lien securing such Pari Passu Indebtedness shall be subordinate and junior to, or pari passu with, the Lien securing the exchange notes; and

     - if such secured Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the exchange notes at least to the same extent as such Subordinated Indebtedness is subordinated to the exchange notes.

     The foregoing covenant will not apply to any Lien securing Acquired Indebtedness, provided that any such Lien extends only to the properties or assets that were subject to such Lien prior to the related acquisition and was not created, incurred or assumed in contemplation of such transaction. (Section 10.15)

  Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

     We may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

     - pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to us or any other Restricted Subsidiary;

     - pay any Indebtedness owed to us or any other Restricted Subsidiary;

     - make an Investment in us or any other Restricted Subsidiary; or

     - transfer any of its properties or assets to us or any other Restricted Subsidiary.

However, with respect to the fourth clause of this paragraph only,

     - our Restricted Subsidiaries may have restrictions in the form of Liens which are not prohibited as described in the "Liens" covenant and which contain customary limitations on the transfer of collateral; and

     - our Restricted Subsidiaries may have customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

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

     In addition, the indenture will not prohibit the following encumbrances and restrictions which exist pursuant to:

     - the indenture, the Credit Facility or any other agreement in effect as of the date of the indenture;

     - any agreement or other instrument of a Person acquired by us or any Restricted Subsidiary in existence at the time of such acquisition which was not created in contemplation of the acquisition which encumbrance or restriction is not applicable to any other Person, or the properties or assets of any other Person, other than the Person, or the property or assets of the Person, so acquired;

     - customary restrictions in leases and licenses relating to the property covered thereby and entered into in the ordinary course of business; or

     - any agreement that extends, renews, refinances or replaces the agreements containing the foregoing restrictions, if the terms and conditions of those restrictions are not materially less favorable to the holders of the exchange notes than those under or pursuant to the agreements so extended, renewed, refinanced or replaced. (Section 10.19)

  Limitation on Layering Debt

     We may not have any Indebtedness, including Acquired Indebtedness and Permitted Indebtedness, that is subordinated in right of payment to Senior Indebtedness, unless such Indebtedness also ranks equal with, or subordinated in right of payment to, the exchange notes pursuant to subordination provisions substantially similar to those applicable to the exchange notes. (Section 10.11)

  Merger, Consolidation or Sale of Assets

     We may not, in any single transaction or series of related transactions, consolidate or merge with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our and our Restricted Subsidiaries' properties and assets on a consolidated basis to any person or group of Affiliated Persons, and we may not permit any of our Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions would result in such a disposition of all or substantially all of our and our Restricted Subsidiaries' properties and assets on a consolidated basis, unless at the time and after giving effect thereto:

     - either:

      (1) if the transaction is a merger or consolidation, we are the surviving Person of the merger or consolidation, or

      (2) the Person formed by the consolidation or into which we are merged or to which our or our Restricted Subsidiaries' properties and assets are disposed of (referred to as the "Surviving Entity") is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and, in either case, expressly assumes by a supplemental indenture to the indenture executed and delivered to the trustee, in form satisfactory to the trustee, all of our obligations under the exchange notes and the indenture and the indenture remains in effect;

     - immediately after giving effect to the transaction or series of transactions on a pro forma basis and treating any Indebtedness not previously an obligation of ours or our Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of the transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing;

     - except in the case of the consolidation or merger of any Restricted Subsidiary with or into us, immediately after giving effect to the transaction or series of transactions on a pro forma basis, our or the Surviving Entity's Consolidated Net Worth is at least equal to our Consolidated Net Worth immediately before such transaction or transactions;

     - except in the case of our consolidation or merger with or into a Wholly Owned Restricted Subsidiary or any Restricted Subsidiary with or into us or any of our Wholly Owned Restricted Subsidiaries, immediately after giving effect to the transaction or transactions on a pro forma basis assuming that the transaction or transactions occurred on the first day of the relevant period of fiscal quarters under the "Incurrence of Indebtedness" covenant ending immediately prior to the consummation of the transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in the pro forma calculation, we or the Surviving Entity could incur $1.00 of additional Indebtedness other than Permitted Indebtedness pursuant to such covenant;

     - if any of our or our Restricted Subsidiaries' properties or assets would upon the transaction or series of related transactions become subject to any Lien, other than a Permitted Lien, the creation or imposition of such Lien shall have been in compliance with the "Liens" covenant; and

     - if we are not the continuing obligor under the Indenture, then any Subsidiary Guarantor, unless it is the Surviving Entity, shall have confirmed that its Subsidiary Guarantee will continue to apply following the transaction or transactions.

     If we are not the continuing or surviving corporation following any of the foregoing transaction or transactions, the Surviving Entity shall be substituted for us under the indenture with the same effect as if the Surviving Entity had been named as Nuevo therein, and thereafter we will be discharged from all obligations and covenants under the indenture and the exchange notes, except in the case of a lease. (Article VIII)

  Transactions with Affiliates

     We may not, and may not permit any of our Restricted Subsidiaries to, directly or indirectly, engage in any transaction or series of related transactions with any of our Affiliates, other than us or a Restricted Subsidiary, unless:

     - such transaction or series of related transactions is on terms that are no less favorable to us or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party; and

     - with respect to a transaction or series of related transactions involving payments in excess of $1.0 million in the aggregate, we deliver an officers' certificate to the trustee certifying that such transaction complies with the foregoing clause.

In addition, if the transaction or series of related transactions involves payments in excess of $5.0 million in the aggregate, the officers' certificate also must state that such transaction or series of related transactions has been approved by a majority of our Disinterested Directors. If the transaction or series of related transactions involves payments of $25.0 million or more in the aggregate, we must also have received the written opinion of a nationally recognized investment banking firm or appraisal firm in the United States that such transaction or series of transactions is fair, from a financial point of view, to us or our Restricted Subsidiary.

     The foregoing restriction shall not apply to:

     - the provision of services and payments under any of the existing agreements with Torch Energy Advisors Incorporated or its subsidiaries so long as each of the agreements, including any modifications or amendments entered into on or after the date of the indenture, has been approved by a majority of our Disinterested Directors;

     - loans or advances to our or our Restricted Subsidiaries' officers, directors and employees made in the ordinary course of business and consistent with past practices in an aggregate amount not to exceed $3,000,000 outstanding at any one time;

     - the payment of reasonable and customary regular fees to our or our Restricted Subsidiaries' directors who are not our employees or employees of our Affiliates;

     - our employee compensation and other benefit arrangements;

     - indemnities of our and any Subsidiary's officers and directors consistent with applicable bylaws and statutory provisions; or

     - Restricted Payments permitted by the indenture. (Section 10.18)

  Reports

     We must file on a timely basis with the SEC, to the extent such filings are accepted by the SEC and whether or not we have a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that we would be required to file if we were subject to Section 13 or 15 of the Exchange Act. These include an annual report on Form 10-K and quarterly reports on Form 10-Q. We will also be required:

     - to file with the trustee, with exhibits, and provide to each holder of exchange notes, without cost to such holder, copies of reports and documents, without exhibits, within 30 days after the date on which we file the reports and documents with the SEC or the date on which we would be required to file the reports and documents if we were required to, and

     - if filing such reports and documents with the SEC is not accepted by the SEC or is prohibited under the Exchange Act, to supply at our cost copies of such reports and documents, including any exhibits, to any holder of exchange notes, securities analyst or prospective investor promptly upon written request. (Section 10.09)

EVENTS OF DEFAULT AND REMEDIES

     Each of the following will be an "Event of Default":

     - failure to pay interest on the exchange notes when due for 30 days, whether or not prohibited by the subordination provisions of the exchange notes;

     - failure to pay the principal of or premium on the exchange notes, whether such payment is due at Stated Maturity, upon redemption, upon repurchase pursuant to a Change of Control offer or an Asset Sales offer, upon acceleration or otherwise, whether or not prohibited by the subordination provisions;

     - failure to comply with the covenant described under "-- Material Covenants -- Merger, Consolidation or Sale of Assets";

     - failure to comply with the covenant described under "-- Repurchase at the Option of Holders -- Change of Control";

     - failure to comply with the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales";

     - failure by us or any Subsidiary Guarantor to comply with any other covenant contained in the exchange notes, any Subsidiary Guarantee or the indenture for a period of 60 days after written notice of such failure given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the exchange notes then outstanding;

     - the occurrence and continuation beyond any applicable grace period of any default in the payment of the principal of, premium, if any, on or interest on any of our or any Restricted Subsidiary's Indebtedness, other than the exchange notes, for money borrowed when due, or any other default resulting in acceleration of any of our or any Restricted Subsidiary's Indebtedness for money borrowed, if the aggregate principal amount of such Indebtedness exceeds $10,000,000, or, in the case of Non-Recourse Purchase Money Indebtedness, $40,000,000, and provided, further, that if
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

       any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the indenture and any consequential acceleration of the exchange notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

     - any Subsidiary Guarantor shall for any reason cease to be, or be asserted by us or any Subsidiary Guarantor not to be, in full force and effect and enforceable in accordance with its terms, except pursuant to the release or termination of such Subsidiary Guarantee in accordance with the indenture;

     - final judgments or orders rendered against us or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10,000,000 over the coverage under applicable insurance policies and either:

      (1) commencement by any creditor of an enforcement proceeding upon such judgment, other than a judgment that is stayed by reason of pending appeal or otherwise, or

      (2) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

     - the entry of a decree or order by a court having jurisdiction in the premises:

      (1) for relief in respect of us or any Material Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or

      (2) adjudging us or any Material Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of us or any Material Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or any Material Subsidiary or of a substantial part of our or any Material Subsidiary's consolidated assets, or ordering the winding up or liquidation of our or any Material Subsidiary's affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; or

     - the commencement by us or any Material Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Material Subsidiary to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against us or any Material Subsidiary, or the filing by us or any Material Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by us or any Material Subsidiary under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of us or any Material Subsidiary or of any substantial part of our or any Material Subsidiary's consolidated assets, or the making by us or any Material Subsidiary of an assignment for the benefit of creditors under any such law, or the admission by us or any Material Subsidiary in writing of our or any Material Subsidiary's inability to pay debts generally as they become due or the taking of corporate action by us or any Material Subsidiary in furtherance of any such action. (Section 5.1)

     If any Event of Default, other than those specified in the last two clauses above, occurs and is continuing, the trustee, by written notice to us, or the holders of at least 25% in aggregate principal amount of the exchange notes then outstanding, by notice to the trustee and us, may, and the trustee upon the request of the holders of not less than 25% in aggregate principal amount of the exchange notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on all of the exchange notes due and payable immediately, upon which declaration all amounts payable in respect of the exchange notes shall be immediately due and payable. If an Event of Default specified in the last two clauses above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the exchange notes shall automatically become and be immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder of exchange notes.

     After a declaration of acceleration under the indenture, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding exchange notes, by written notice to us, any Subsidiary Guarantors and the trustee, may rescind such declaration if:

     - we or any Subsidiary Guarantor has paid or deposited with the trustee a sum sufficient to pay

      (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel,

      (2) all overdue interest on all exchange notes,

      (3) the principal of and premium, if any, on any exchange notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the exchange notes, and

      (4) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the exchange notes without duplication of any amount paid or deposited pursuant to sub-clause (2) or (3);

     - the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

     - all Events of Default, other than the nonpayment of principal of, premium, if any, on or interest on the exchange notes that has become due solely by such declaration of acceleration, have been cured or waived. (Section 5.2)

     No holder of the exchange notes will have any right to institute any proceeding with respect to the indenture or any remedy thereunder, unless

     - such holder has notified the trustee or a continuing Event of Default,

     - the holders of at least 25% in aggregate principal amount of the outstanding exchange notes have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding,

     - the trustee has failed to institute such proceeding within 60 days after receipt of such notice, and

     - the trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding exchange notes. (Section 5.7)

Such limitations will not apply, however, to a suit instituted by a holder of a exchange note for the enforcement of the payment of the principal of, premium or interest on a exchange note on or after the respective due dates expressed in the exchange note. (Section 5.8)

     During the existence of an Event of Default, the trustee will be required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of exchange notes unless such holders shall have offered to the trustee reasonable security or indemnity. (Sections 6.1 and 6.2) Subject to certain provisions concerning the rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture. (Section 5.12)

     If a Default occurs and is continuing and is known to the trustee, the trustee shall mail to each holder of exchange notes notice of the Default within 60 days after the occurrence thereof. Except in the case of a Default in payment of principal of, premium on or interest on any exchange notes, the trustee may withhold the notice to the holders of exchange notes if the trustee determines in good faith that withholding the notice is in the interest of such holders. (Section 6.13)

     We will be required to deliver to the trustee annual and quarterly statements regarding compliance with the indenture. We also will be required, upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default. (Section 10.8)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  Legal Defeasance

     As long as we take steps to make sure that you receive all of your payments under the exchange notes and are able to transfer the exchange notes, we can elect to legally release ourselves and any of our Subsidiaries that may guarantee the exchange notes from any obligations on the exchange notes (called "legal defeasance") other than:

     - the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on and interest on the exchange notes when these payments are due;

     - our obligation to replace any temporary exchange notes, register the transfer or exchange of any exchange notes, replace mutilated, lost or stolen exchange notes, compensate and reimburse the trustee, remove and appoint a successor trustee, maintain an office or agency for payments in respect of the notes and qualify the indenture under the Trust Indenture Act;

     - the rights, powers, trusts, duties and immunities of the trustee, and

     - the legal defeasance provisions of the indenture. (Section 12.2)

     In order to accomplish legal defeasance, the following must occur:

     - We or any Subsidiary Guarantor must irrevocably deposit with the trustee cash and/or U.S. government and/or U.S. government agency securities that will generate enough cash to make interest, principal and any other payments on the exchange notes on their various due dates.

     - Such defeasance shall not cause the trustee to have a conflict of interest.

     - There must be a change in current U.S. federal tax law or an IRS ruling that lets us make that deposit without causing you to be taxed on the exchange notes any differently than if we did not make the deposit and just repaid the exchange notes ourselves. Under current U.S. federal tax law, the deposit and our legal defeasance from the notes would be treated as though we took back your notes and gave you your share of the cash and/or securities deposited in trust. In that event, you could recognize gain or loss on the notes you give back to us.

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above and that all of the conditions to legal defeasance in the indenture have been fulfilled.

     We will not be able to achieve legal defeasance if there is a continuing Default or Event of Default under the indenture or if doing so would violate any other material agreement to which we are a party. (Section 12.4) If we ever did accomplish legal defeasance as described above, you would have to rely solely on the trust deposit for repayment of the exchange notes. You could not look to us for repayment in the unlikely event of any shortfall.

  Covenant Defeasance

     Under current federal tax law, we can make the same type of deposit described above and be released from covenants relating to the exchange notes. The release from these covenants is called covenant defeasance. In that event, you would lose the protection of these covenants but would gain the protection of having money and/or securities set aside in trust to repay the exchange notes. In order to achieve covenant defeasance, we must:

     - Deposit in trust for the benefit of the holders of exchange notes cash and/or U.S. government or U.S. government agency securities that will generate enough cash to make interest, principal and any other payments on the exchange notes on their various due dates.

     - Deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal tax law we may make that deposit without causing you to be taxed on the exchange notes any differently than if we did not make the deposit and just repaid the exchange notes ourselves. The opinion also must state that all of the conditions to covenant defeasance in the indenture have been fulfilled.

Further, such defeasance shall not cause the trustee to have a conflict of interest.

     We will not be able to achieve covenant defeasance if there is a continuing Default or Event of Default under the indenture or if doing so would violate any other material agreements to which we are a party. The indenture describes the covenants we may fail to comply with without causing an Event of Default if we accomplish covenant defeasance. (Sections 12.3 and 12.4)

     If we elect to make a deposit resulting in covenant defeasance, the amount of money and/or U.S. government or U.S. government agency securities deposited in trust would be sufficient to pay amounts due on the notes at the time of their maturity. However, if the maturity of the exchange notes is accelerated due to the occurrence of an Event of Default, the amount in trust may not be sufficient to pay all amounts due on the notes. We would remain liable for the shortfall as described in the indenture.

SATISFACTION AND DISCHARGE OF THE INDENTURE

     We will have no further obligations under the indenture as to all outstanding exchange notes, other than surviving rights of registration of transfers of the exchange notes, when:

     - all exchange notes have been delivered to the trustee for cancellation, except lost, stolen or destroyed exchange notes that we have replaced or paid or exchange notes for which we have deposited in trust money and/or U.S. government obligations; or all exchange notes have become due and payable or, within one year, will become due and payable or be redeemed and we have deposited with the trustee funds sufficient to pay interest, principal and any other payments on all outstanding exchange notes on their various due dates;

     - we have paid all other sums then due and payable under the indenture by us; and

     - we have delivered to the trustee an officers' certificate and an opinion of counsel, which, taken together, state that we have complied with all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture. (Section 4.1)

AMENDMENT AND WAIVER

     We generally may amend the indenture with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding exchange notes. The holders of at least a majority in aggregate principal amount also may waive our compliance with most covenants. (Section 10.20) We must, however, obtain the consent of each holder of exchange notes affected by an amendment or waiver which does any of the following.

     - reduces the principal amount of exchange notes that must consent to an amendment or waiver;

     - reduces the principal of or changes the Stated Maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes, other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders";

     - reduces the rate of or changes the time for payment of interest on any exchange note;

     - waives a Default or Event of Default in the payment of principal of, premium, if any, on or interest on the exchange notes, except a rescission of acceleration of the exchange notes by the holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration;

     - makes any exchange note payable in money other than that stated in the exchange notes;

     - makes any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of exchange notes to receive payments of principal of, premium, if any, on or interest on the exchange notes;

     - waives a redemption payment with respect to any exchange note, other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders";

     - reduces the relative ranking of the exchange notes or any Subsidiary Guarantees; or

     - makes any change in the foregoing amendment and waiver provisions. (Section 9.2)

     In addition, without the consent of any holder of exchange notes we and the trustee may amend the indenture:

     - to cure any ambiguity, defect or inconsistency;

     - to add or release any Subsidiary Guarantor pursuant to the terms of the indenture;

     - to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes;

     - to provide for the assumption of our obligations to holders of exchange notes in the case of a merger or consolidation;

     - to make any change that would provide any additional rights or benefits to the holders of exchange notes;

     - to add any additional Events of Default;

     - to appoint a successor trustee;

     - to secure the exchange notes; or

     - to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act. (Section 9.1)

     We may not change the indenture in a manner that would adversely affect the rights of the holders of Senior Indebtedness under the subordination provisions described under "-- Subordination" or the holders of Guarantor Senior Indebtedness under the subordination provisions described under "-- Subsidiary Guarantees of Notes," unless we obtain the consent of such holders that are required to consent to such change pursuant to the agreements evidencing such Senior Indebtedness or Guarantor Senior Indebtedness. (Section 9.8)

CONCERNING THE TRUSTEE

     State Street Bank and Trust Company will serve as trustee under the indenture. State Street Bank and Trust Company currently serves as trustee under the indentures for the existing notes, our 9 1/2% Senior Subordinated Notes due 2006 and our 9 1/2% Senior Subordinated Notes due 2008. Such bank also maintains normal banking relationships with us and may perform services for and transact other business with us from time to time in the ordinary course of business.

     The indenture and the provisions of the Trust Indenture Act incorporated by reference into the indenture will contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims or to realize on certain property received by it in respect of any such claims, as security or otherwise. The indenture will permit the trustee to engage in other transactions. If the trustee acquires any conflicting interest as defined in the Trust Indenture Act it must eliminate such conflict or resign. (Sections 6.8 and 6.9)

GOVERNING LAW

     The Indenture, the exchange notes and any Subsidiary Guarantees will be governed by the laws of the State of New York. (Section 15.10)

BOOK-ENTRY, DELIVERY AND FORM

     The existing notes were, and any exchange notes issued in exchange for existing notes tendered pursuant to The Depository Trust Company's Automated Tender Offer Program will be, issued in the form of one or more fully registered global certificates. Each global certificate will be deposited with the trustee who will hold the global certificate for The Depository Trust Company ("DTC"). Each global certificate will be registered in the name of DTC or its nominee.

     Except as set forth below, a global certificate may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. (Section 3.6)

     DTC has advised us as follows: It is a limited-purpose trust company which was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in such securities between its participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through participants or indirect participants.

     DTC has also advised that pursuant to procedures established by it:

     - upon our issuance of the exchange notes, DTC will credit the accounts of participants designated by the exchange agent with the principal amount of the exchange notes exchanged for existing notes, and

     - ownership of beneficial interests in any global certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, with respect to participants' interests, the participants and the indirect participants.

     The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Consequently, the ability to transfer beneficial interests in a global certificate is limited to such extent.

     So long as DTC or its nominee is the registered owner of a global certificate, DTC or such nominee will be considered the sole owner or holder of the exchange notes for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global certificate will not be entitled to have exchange notes registered in their names, will not receive or be entitled to receive physical delivery of exchange notes in definitive form and will not be considered the owners or holders thereof under the indenture. (Section 3.6)

     Neither us, the trustee, the paying agent nor the registrar of the exchange notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Principal and interest payments on a global certificate registered in the name of DTC or its nominee will be made by us, either directly or through a paying agent, to DTC or its nominee as the registered owner of such global certificate. Under the terms of the indenture, we and the trustee will treat the persons in whose names the exchange notes are registered as the owners of those notes for the purpose of receiving payments of principal and interest on those notes and for all other purposes whatsoever, (Section 3.8) Therefore, neither us, the trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the exchange notes to owners of beneficial interests in a global certificate. DTC has advised us and the trustee that its present practice is, upon receipt of any payment of principal or interest to credit immediately the accounts of the participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in a global certificate as shown on the records of DTC. Payments by participants and indirect participants to owners of beneficial interests in a global certificate will be governed by standing instructions and customary practices, as is now the cast with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants or indirect participants.

     As long as the exchange notes are represented by a global certificate, DTC's nominee will be the holder of the exchange notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the exchange notes. See "-- Repurchase at the Option of Holders -- Change of Control" and
"-- Asset Sales." Notice by participants or indirect participants or by owners of beneficial interests in a global certificate held through such participants or indirect participants of the exercise of the option to elect repayment of beneficial interests in exchange notes represented by a global certificate must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to participants. In order to ensure that DTC's nominee will timely exercise a right to repayment with respect to a particular exchange note, the beneficial owner of such exchange note must instruct the broker or other participant or indirect participant through which it holds an interest in such exchange note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant or indirect participant through which it holds an interest in a exchange note in order to ascertain the cutoff time by which such an instruction must be given in order for timely notice to be delivered to DTC.

     We will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

CERTIFICATED NOTES

     We will issue exchange notes in definitive form in exchange for a global certificate if, and only if, either:

     - DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days; or

     - an Event of Default has occurred and is continuing and the exchange notes registrar has received a request from DTC to issue exchange notes in definitive form in lieu of all or a portion of such global certificate.

In either instance, an owner of a beneficial interest in a global certificate will be entitled to have exchange notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such exchange notes in definitive form. Exchange notes so issued in definitive form will be issued in denomination of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. (Section 3.6)

MATERIAL DEFINITIONS

     Set forth below are definitions of some of the terms used in the indenture which we believe are material to an understanding of the indenture.

     "Acquired Indebtedness" means Indebtedness of a Person:

     - assumed in connection with an acquisition of properties or assets from such Person; or

     - outstanding at the time such Person becomes a Subsidiary of any other Person.

     Acquired Indebtedness does not include Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming a Subsidiary. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of properties or assets from any Person or the date the acquired Person becomes a Subsidiary.

     "Adjusted Consolidated Net Tangible Assets" means, without duplication, as of the date of determination, the sum of:

     - Discounted future net cash flows from our and our Restricted Subsidiaries' proved oil and gas reserves calculated in accordance with SEC guidelines but before any state or federal income taxes, as estimated by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of our most recently completed fiscal year. Discounted future net cash flows will be increased pursuant to clauses (1) and (2) below and decreased pursuant to clauses (3) and
       (4) below, as of the date of determination, by the estimated discounted future net cash flows, calculated in accordance with SEC guidelines but before any state or federal income taxes and utilizing the prices utilized in such year-end reserve report, from:

      (1) estimated proved oil and gas reserves acquired since the date of such year-end reserve report;

      (2) estimated oil and gas reserves attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development, exploitation, production or other activities;

      (3) estimated proved oil and gas reserves produced or disposed of since the date of such year-end reserve report; and

      (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of such year-end reserve report due to exploration, development, exploitation, production or other activities.

In the case of each of the determinations made pursuant to clauses (1) through
(4) above, such increases and decreases shall be as estimated by our petroleum engineers, except that in the event there is a Material Change as a result of such acquisitions, dispositions, or revisions, then the discounted future net cash flows utilized for purposes of this clause shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers.

     - The capitalized costs that are attributable to our and our Restricted Subsidiaries' oil and gas properties to which no proved oil and gas reserves are attributable, based on our books and records as of a date no earlier than the date of our latest annual or quarterly financial statements.

     - The Net Working Capital on a date no earlier than the date of our latest annual or quarterly financial statements.

     - The greater of:

      (1) the net book value on a date no earlier than the date of our latest annual or quarterly financial statements, or

      (2) the appraised value, as estimated by independent appraisers, of our or our Restricted Subsidiaries' other tangible assets, including, without duplication, Investments in unconsolidated Restricted Subsidiaries, as of the date no earlier than the date of our latest audited financial statements.

Minus the sum of:

     - Minority interests, other than a minority interest in a Finance Person.

     - Any of our or our Restricted Subsidiaries' net gas balancing liabilities reflected in our latest audited financial statements.

     - To the extent included in the first clause of this definition, the discounted future net cash flows, calculated in accordance with SEC guidelines but before any state or federal income taxes and utilizing the prices utilized in the Company's year-end reserve report, attributable to reserves which are required to be delivered to third parties to fully satisfy our and our Restricted Subsidiaries' obligations with respect to Volumetric Production Payments on the schedules specified with respect thereto.

     - The discounted future net cash flows, calculated in accordance with SEC guidelines but before any state or federal income taxes, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future cash flows specified in the first clause of this definition, would be necessary to fully satisfy our and our Restricted Subsidiaries' payment obligations with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

     "Adjusted Net Assets" of a Subsidiary Guarantor at any date means the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities, after giving effect to all other fixed and contingent liabilities incurred or assumed on such date, but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

     "Affiliate" of any specified Person means:

     - any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

     - any other Person who is a director or executive officer of:

      (1) such specified Person; or

      (2) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

     For the purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than us or any of our Restricted Subsidiaries, including, without limitation, by way of merger or consolidation, (collectively, for purposes or this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

     - any Capital Stock of any Restricted Subsidiary held by us or any Restricted Subsidiary, other than directors' qualifying shares and shares owned by foreign shareholders to the extent required by applicable local laws in the foreign countries;

     - all or substantially all of our or any of our Restricted Subsidiaries' properties and assets; or

     - any other of our or any of our Restricted Subsidiaries' properties or assets other than:

      (1) a disposition of hydrocarbons or other mineral products, inventory, accounts receivable, cash, Cash Equivalents or other property in the ordinary course of business;

      (2) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas property in the ordinary course of business;

      (3) the liquidation of property or assets received in settlement of debts owing to us or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to us or any Restricted Subsidiary in the ordinary course of our or such Restricted Subsidiary's business; or

      (4) the issuance and sale of Qualified Capital Stock by a Finance Person.

     For the purposes of this definition, the term "Asset Sale" shall not include:

     - any transfer of properties or assets that is governed by, and made in accordance with, the provisions described under "-- Material Covenants -- Merger, Consolidation or Sale of Assets";

     - any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under the "Restricted Payments" covenant of the indenture; or

     - any transfer, in one or a series of related transactions, of properties or assets having a fair market value of less than $2,500,000.

     "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing:

     - The sum of the products of:

      (1) the number of years, and any portion thereof, from the date of determination to the date or dates of each successive scheduled principal payment, including, without limitation, any sinking fund or mandatory redemption payment requirements, of such Indebtedness, multiplied by

      (2) the amount of each such principal payment; by

     - the sum of all such principal payments.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests, however designated, in such Person, and any rights other than debt securities convertible into an equity interest that do not constitute Eligible Convertible Securities, warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person. Our Capital Stock includes any Qualifying TECONS and any Eligible Convertible Securities.

     "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of or other agreement conveying the right to use any property, whether real, personal or mixed, that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

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

     "Cash Equivalents" means:

     - any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof, provided that the full faith and credit of the United States of America is pledged in support thereof;

     - demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000;

     - commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of us and is organized under the laws of any state of the United States or the District or Columbia and rated at least A-1 by S&P or at least P-1 by Moody's;

     - repurchase obligations with a term of not more than seven days for underlying securities of the types described in the first clause above entered into with any commercial bank meeting the specifications of the second clause above;

     - overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in the second clause above;

     - deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in the second clause above but which is organized under the laws of any country in which we or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that:

      (1) all such deposits are required to be made in such accounts in the ordinary course of business,

      (2) such deposits do not at any one time exceed $5,000,000 in the aggregate, and

      (3) no funds so deposited remain on deposit in such bank for more than 30 days;

     - deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in the second clause above but which is a lending bank under any of our or any Restricted Subsidiary's credit facilities, provided all such deposits do not exceed $5,000,000 in the aggregate at any one time; and

     - investments in money market funds substantially all of whose assets comprise securities of the types described in any of the first five clauses above.

     "Change of Control" means the occurrence of any of the following events:

     - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our total Voting Stock;

     - we are merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation:

      (1) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by our stockholders immediately prior to such merger or consolidation, and

      (2) any "person" or "group" (as defined in Section 13(d)(3) or 14(d)(2) of the Exchange Act) has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person;

     - we, either individually or in conjunction with one or more Restricted Subsidiaries, sell, assign, convey, transfer, lease or otherwise dispose of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of our and the Restricted Subsidiaries' properties and assets, taken as a whole, either in one transaction or a series of related transactions, including Capital Stock of the Restricted Subsidiaries, to any Person other than us or a Wholly Owned Restricted Subsidiary,

     - during any consecutive two-year period, individuals who at the beginning of such period constituted our board of directors, together with any new directors whose election by such board of directors or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors then in office; or

     - our liquidation or dissolution; or

     - so long as any Existing Notes are outstanding, any other event constituting a Change of Control pursuant to the Indentures for the Existing Notes.

     "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Consolidated Exploration Expenses" means, for any period, our and our Restricted Subsidiaries' exploration expenses for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of:

     - the sum of our and our Restricted Subsidiaries' Consolidated Net Income, Consolidated Interest Expense, the portion of Consolidated Exploration Expenses deducted in computing Consolidated Net Income, Consolidated Income Tax Expense and Consolidated Non-cash Charges deducted in computing Consolidated Net Income, in each case, for such period, on a consolidated basis, all determined in accordance with GAAP, decreased, to the extent included in determining Consolidated Net Income, by the sum of:

      (1) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments, and

      (2) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments; to

     - the sum of such Consolidated Interest Expense for such period.

     Provided, however, that

     - the Consolidated Fixed Charge Coverage Ratio shall be calculated on the assumption that:

      (1) the Indebtedness to be incurred and all other Indebtedness incurred after the first day of the period of four full fiscal quarters under the covenant described under "-- Material Covenants -- Incurrence of Indebtedness" through and including the date of determination and, if applicable, the application of the net proceeds therefrom, and from any other such Indebtedness, including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction, whether by means of purchase. merger or otherwise, also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation, and

      (2) any acquisition or disposition by us or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any of our or any Restricted Subsidiary's Indebtedness prior to the Stated Maturity thereof, in either case since the first day of such four-quarter period through and including the date of determination, had been consummated on such first day of such four-quarter period;

     - in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under "-- Material Covenants -- Incurrence of Indebtedness" and:

      (1) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, and

      (2) which was not outstanding during the period for which the computation is being made but which bears, at our option, a fixed or floating rate of interest, shall be computed by applying, at our option, either the fixed or floating rate;

     - in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under "-- Material Covenants -- Incurrence of Indebtedness" shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility,

     - notwithstanding the second and third clauses of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements;

     - in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments; and

     - if after the first day of the period referred to in the first clause of this definition, we have retired any Indebtedness out of the net cash proceeds of the issue and sale of our Qualified Capital Stock within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

     "Consolidated Income Tax Expense" means, for any period, the provision for our and our Restricted Subsidiaries' federal, state, local and foreign income taxes, including any state franchise taxes accounted for as income taxes in accordance with GAAP, for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, without duplication, the sum of:

     - our and our Restricted Subsidiaries' interest expense for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, to the extent attributable to such period:

      (1) any amortization of debt discount,

      (2) the net cost under Interest Rate Protection Obligations, including any amortization of discounts,

      (3) the interest portion of any deferred payment obligation constituting Indebtedness,

      (4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, and

      (5) all accrued interest;

     - to the extent any Indebtedness of any Person other than us or a Restricted Subsidiary is guaranteed by us or any Restricted Subsidiary, the aggregate amount of interest paid, to the extent not accrued in a prior period, or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period;

     - the aggregate amount of the interest component of Capitalized Lease Obligations paid, to the extent not accrued in a prior period, accrued and/or scheduled to be paid or accrued by us and our Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

     - the aggregate amount of dividends paid, to the extent not accrued in a prior period, or accrued on our and our Restricted Subsidiaries' Redeemable Capital Stock, to the extent such Redeemable Capital Stock is owned by Persons other than us or our Restricted Subsidiaries, and to the extent such dividends are not paid in Common Stock.

     The following shall not be included in the calculation of Consolidated Interest Expense:

     - Amortization of our and our Restricted Subsidiaries' capitalized debt issuance costs during such period;

     - fees and expenses associated with the exchange offer, consent solicitations and related transactions in connection with the exchange in August 1999 of our 9 1/2% Senior Subordinated Notes due 2008 for our then existing and outstanding Senior Subordinated Notes, to the extent deducted in determining consolidated net income (or loss);

     - fees and expenses associated with the exchange offer;

     - dividends on Qualifying TECONS; and

     - non-cash interest on Eligible Convertible Securities.

     "Consolidated Net Income" means, for any period, our and our Restricted Subsidiaries' consolidated net income (or loss) for such period as determined in accordance with GAAP, adjusted by excluding:

     - net after-tax extraordinary gains or losses, less all fees and expenses relating thereto;

     - net after-tax gains or losses, less all fees and expenses relating thereto, attributable to Asset Sales;

     - the net income (or net loss) of any Person, other than us or any of our Restricted Subsidiaries, in which we or any of our Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions or interest on indebtedness actually paid to us or any of our Restricted Subsidiaries in cash by such other Person during such period, regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period;

     - net income (or net loss) of any Person combined with us of any of our Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination;

     - the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

     - fees and expenses associated with the exchange offer, to the extent deducted in determining consolidated net income (or loss);

     - dividends paid on Qualifying TECONS;

     - fees and expenses associated with the August 1999 exchange offer, consent solicitations and related transactions referred to in the definition of "Consolidated Interest Expense;"

     - non-cash interest on Eligible Convertible Securities, to the extent deducted in determining consolidated net income (or loss);

     - Consolidated Exploration Expenses and any writedowns or impairments of noncurrent assets less an amount equal to the amortization on a quarterly basis of the cumulative Consolidated Exploration Expenses and writedowns or impairments of non-current assets, calculated as two and one-half percent of the cumulative net balance of such costs; and

     - for purposes of calculating the Consolidated Fixed Charge Coverage Ratio with respect to periods ending on or prior to March 31, 2000, net gains or losses on oil and natural gas price hedging arrangements during such periods.

     "Consolidated Net Worth" means, at any date, our and our Restricted Subsidiaries' consolidated stockholders' equity less the amount of such stockholders' equity attributable to our and our Restricted Subsidiaries' Redeemable Capital Stock or treasury stock, as determined in accordance with GAAP.

     "Consolidated Non-Cash Charges" means, for any period, our and our Restricted Subsidiaries' aggregate depreciation, depletion, amortization and other non-cash expenses reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP, excluding any such non-cash charge to the extent required as an accrual of or reserve for cash charges for any future period.

     "Credit Facility" means that certain Third Restated Credit Agreement among us, certain of our Subsidiaries, Bank of America, N.A., as Administrative Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent, and certain lenders named therein, as the same may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time.

     "Default" means any event that is or with the passage or time or the giving of notice or both would be an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which our board of directors is required to deliver a resolution of the board of directors under the indenture, a member of our board of directors who does not have any material direct or indirect financial interest other than an interest arising solely from the beneficial ownership of our Capital Stock in or with respect to such transaction or series of transactions.

     "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Eligible Convertible Securities" means any security issued by us that:

     - is subordinated in right of payment to the exchange notes,

     - has a final Stated Maturity at least 91 days after the final Stated Maturity of the exchange notes, and

     - by its terms or by the terms of any security into which it is convertible or by contract or otherwise requires no scheduled payments, including principal, premium, interest and fees, prior to its final Stated Maturity, other than payments payable only in shares of our Common Stock or in options, warrants or other rights to purchase our Common Stock.

     "Equity Offering" means a bona fide underwritten sale to the public of our Common Stock pursuant to a registration statement, other than on Form S-8 or any other form relating to securities issuable under any employee benefit plan of ours, that is declared effective by the SEC following the Issue Date.

     "Event of Default" has the meaning set forth above under the caption "-- Events of Default and Remedies."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor act thereto.

     "Exchanged Properties" means properties or assets used or useful in the Oil and Gas Business received by us or a Restricted Subsidiary, whether directly or indirectly through the acquisition of the Capital Stock of a Person holding such assets so that such Person becomes our Wholly Owned Restricted Subsidiary, in trade or as a portion of the total consideration for such other properties or assets.

     "Existing TECONS" means our Obligated Mandatorily Redeemable Convertible Preferred Securities issued by Nuevo Financing I, a statutory business trust wholly owned by us, on December 23, 1996, in an aggregate liquidation amount of $115.0 million.

     "Finance Person" means a Subsidiary of ours, the Common Stock of which is owned by us, that does not engage in any activity other than:

     - the holding of Subordinated Indebtedness with respect to which payments of interest on such Subordinated Indebtedness can, at the election of the issuer thereof, be deferred for one or more payment periods;

     - the issuance of Qualifying TECONS and Common Stock and/or debt securities; and

     - any activity necessary, incidental or related to the foregoing.

     "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which were effective as of September 26, 2000.

     The term "guarantee" means, as applied to any obligation:

     - a guarantee, other than by endorsement of negotiable instruments or documents for collection in the ordinary course of business, direct or indirect, in any manner, of any part or all of such obligation; and

     - an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance, or payment of damages in the event of non-performance, of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit;

     A guarantee by any Person shall not include a contractual commitment by one Person to invest in another Person provided that such Investment is otherwise permitted by the indenture. When used as a verb, "guarantee" shall have a corresponding meaning.

     "Guarantor Senior Indebtedness" means the principal of, premium, if any, on, interest on, including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, and other amounts due on or in connection with, including any fees, premiums, expenses, including costs of collection, and indemnities, any Indebtedness of a Subsidiary Guarantor, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be pari passu with or subordinated in right of payment to its

Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness of a Subsidiary Guarantor will not include:

     - Indebtedness of such Subsidiary Guarantor evidenced by its Subsidiary Guarantee;

     - Indebtedness of such Subsidiary Guarantor that is expressly pari passu with its Subsidiary Guarantee or is expressly subordinated in right of payment to any Guarantor Senior Indebtedness of such Subsidiary Guarantor or its Subsidiary Guarantee;

     - Indebtedness of such Subsidiary Guarantor to the extent incurred in violation of the "Incurrence of Indebtedness" covenant of the indenture;

     - Indebtedness of such Subsidiary Guarantor to us or any of our other Subsidiaries or to any Affiliate of us or any Subsidiary of such Affiliate; and

     - any Indebtedness which when incurred and without regard to any election under Section 1111(b) of the Federal Bankruptcy Code is without recourse to such Subsidiary Guarantor.

     "holder" means a Person in whose name an exchange note is registered in the Note Register.

     "Indebtedness" means, with respect to any Person, without duplication:

     - all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business, and all liabilities of such Person incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock outstanding on the date of the indenture or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

     - all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

     - all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade accounts payable arising in the ordinary course of business;

     - all Capitalized Lease Obligations of such Person;

     - all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by, or for which the holder of such Indebtedness has an existing right to be secured by, any Lien upon property, including, without limitation, accounts and contract rights, owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

     - all guarantees by such Person of Indebtedness referred to in this definition, including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment;

     - all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; and

     - all obligations of such Person under or in respect of currency exchange contracts, oil or natural gas price hedging arrangements and Interest Rate Protection Obligations.

     Indebtedness shall not include either Eligible Convertible Securities or Qualifying TECONS and Indebtedness, including guarantees thereof, relating to Qualifying TECONS and held by a Finance Person; provided, however, Indebtedness shall include Existing TECONS and, for purposes of the seventh clause under "-- Events of Default and Remedies" only, debt securities issued in connection with Eligible Convertible Securities and debt securities issued in connection with Qualifying TECONS shall be deemed to be Indebtedness. Subject to the sixth clause of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

     For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock.

     "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by Such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others, or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities, including derivatives, or evidences of Indebtedness issued by, any other Person. In addition, the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by us in such Unrestricted Subsidiary at such time, and the designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall result in a return of an "Investment" in an amount not to exceed the lesser of (x) the book value of the Investments previously made in such Unrestricted Subsidiary that were treated as Restricted Payments, and (y) the fair market value of such Unrestricted Subsidiary. "Investments" shall exclude:

     - extensions of trade credit under a joint operating agreement or otherwise in the ordinary course of business, workers' compensation, utility, lease and similar deposits and prepaid expenses made in the ordinary course of business;

     - Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any other Indebtedness incurred in compliance with the "Incurrence of Indebtedness" covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate;

     - bonds, notes, debentures or other securities received in compliance with the "Asset Sales" covenant; and

     - endorsements of negotiable instruments and documents for collection in the ordinary course of business.

     "Issue Date" means the date on which the exchange notes were first issued under the indenture.

     "Lien" means any mortgage, charge, pledge, statutory or other, lien, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever, including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing, upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     "Liquid Securities" means securities:

     - of an issuer that is not an Affiliate of us; and

     - that are publicly traded on the New York Stock Exchange, the American Stock Exchange, the Toronto Stock Exchange, the Australian Stock Exchange, the London Stock Exchange or the NASDAQ National Market.

     Securities meeting the requirements of the two preceding clauses shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of :

     - the date on which such securities, or securities exchangeable for, or convertible into, such securities, are sold or exchanged for cash or Cash Equivalents; and

     - 180 days following the date of receipt of such securities.

     If such securities, or securities exchangeable for, or convertible into, such securities, are not sold or exchanged for cash or Cash Equivalents within 180 days of receipt thereof, for purposes of determining whether the transaction pursuant to which we or a Restricted Subsidiary received the securities was in compliance with the provisions of the indenture described under "-- Repurchase at the Option or Holders -- Asset Sales," such securities shall be deemed not to have been Liquid Securities until 181 days following the date of receipt of such securities.

     "Material Change" means an increase or decrease, excluding changes that result solely from changes in prices, of more than 30% during a fiscal quarter in the estimated discounted future net cash flows from our and our Restricted Subsidiaries' proved oil and gas reserves, calculated in accordance with the first clause of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change:

     - any acquisitions during the quarter of oil and gas reserves that have been estimated by a nationally recognized firm of independent petroleum engineers and on which a report or reports exist; and

     - any disposition of properties held at the beginning of such quarter that have been disposed of as provided in the covenant described under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

     "Material Subsidiary" means, at any particular time, as shown on our and our Restricted Subsidiaries' consolidated financial statements for our most recently completed fiscal year, any Restricted Subsidiary that, together with its Subsidiaries:

     - accounted for more than 5% of our and our Restricted Subsidiaries' consolidated revenues for such fiscal year; or

     - was the owner of more than 5% of our and our Restricted Subsidiaries' consolidated assets at the end of such fiscal year.

     "Maturity" means, with respect to any new note, the date on which any principal of such exchange note becomes due and payable as provided therein or in the indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form or cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents except to the extent that such obligations are financed or sold with recourse to us or any Restricted Subsidiary, net of:

     - brokerage commissions and other fees and expenses, including fees and expenses of legal counsel and investment banks related to such Asset Sale,

     - provisions for all taxes payable as a result of such Asset Sale;

     - amounts required to be paid to any Person other than us or any Restricted Subsidiary owning a beneficial interest in the assets subject to the Asset Sale; and

     - appropriate amounts to be provided by us or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by us or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

     "Net Working Capital" means, as set forth in our consolidated financial statements prepared in accordance with GAAP:

     - all of our and our Restricted Subsidiaries' current assets, less

     - all of our and our Restricted Subsidiaries' current liabilities, except current liabilities included in Indebtedness.

     "Non-payment Event of Default" means any event, other than a Payment Event of Default, the occurrence of which, with or without notice or the passage of time, entities one or more Persons to accelerate the maturity of any Specified Senior Indebtedness.

     "Non-Recourse Purchase Money Indebtedness" means:

     - our and any Restricted Subsidiary's Indebtedness, other than Capital Lease Obligations, incurred in connection with the acquisition by us or such Restricted Subsidiary in the ordinary course of business of fixed assets used in the Oil and Gas Business, including office buildings and other real property used by us or such Restricted Subsidiary in conducting our or its operations; and

     - any renewals and refinancings of such Indebtedness.

     For Indebtedness described in the two preceding clauses to qualify as Non-Recourse Purchase Money Indebtedness, the holders of such Indebtedness must agree that they will look solely to the fixed assets so acquired which secure such Indebtedness, subject to customary exceptions such as indemnifications for environmental, title, fraud and other matters, and neither we nor any Restricted Subsidiary may;

      (1) be directly or indirectly liable for such Indebtedness; or

      (2) provide credit support, including any undertaking, guarantee, agreement or instrument that would constitute Indebtedness, other than the grant of a Lien on such acquired fixed assets.

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

     "Note Register" means the register maintained by or for us in which we shall provide for the registration of the exchange notes and of transfer of the notes.

     "Oil and Gas Business" means:

     - the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

     - the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties;

     - any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith;

     - any power generation and electrical transmission business in a jurisdiction outside of North America where fuel required by such business is supplied, directly or indirectly, from production reserves substantially from blocks in which we or our Restricted Subsidiaries participate; and

     - any activity necessary, appropriate or incidental to the activities described in the foregoing clauses of this definition.

     "Pari Passu Indebtedness" means any of our Indebtedness that is pari passu in right of payment to the exchange notes, including, without limitation, the existing notes, our 9 1/2% Senior Subordinate Notes due 2006 and our 9 1/2% Senior Subordinate Notes due 2008.

     "Payment Event of Default" means any default in the payment or required prepayment of principal of, premium, if any, on or interest on any Specified Senior Indebtedness when due, whether at final maturity, upon scheduled installment, upon acceleration or otherwise.

     "Permitted Indebtedness" means any of the following:

     - Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of:

      (1) $400,000,000, less any amounts of principal of such Indebtedness repaid using the Net Cash Proceeds of an Asset Sale pursuant to the covenant described under "-- Repurchase at the Option of Holders -- Asset Sales" and any amounts of principal of such Indebtedness that could only be refinanced pursuant to the tenth clause of this definition; or

      (2) the borrowing base thereunder,

provided, both subclauses (1) and (2) shall include any guarantee of any such Indebtedness and any fees, premiums, expenses, including costs of collection, indemnities and other amounts payable in connection with such Indebtedness;

     - Indebtedness under the existing notes issued in the exchange offer and any Subsidiary Guarantees relating thereto or to any exchange notes;

     - Indebtedness outstanding on the date of the indenture, including, without limitation our 9 1/2% Senior Subordinate Notes due 2006;

     - our Indebtedness to a Wholly Owned Restricted Subsidiary or a Finance Person and Indebtedness of a Restricted Subsidiary to us or a Wholly Owned Restricted Subsidiary or a Finance Person; provided, however, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or such Finance Person ceasing to be a Finance Person, as the case may be, any other subsequent transfer of any such Indebtedness except to us or a Wholly Owned Restricted Subsidiary or Finance Person, such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the "Incurrence of Indebtedness" covenant at the time the Wholly Owned Restricted Subsidiary or Finance Person in question ceased to be a Wholly Owned Restricted Subsidiary or Finance Person, as the case may be;

     - in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

     - Indebtedness in respect of bid, performance or surety bonds issued for our or any Restricted Subsidiary's account in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations, in each case other than for an obligation for money borrowed;

     - any guarantee of Senior Indebtedness or Guarantor Senior Indebtedness, incurred in compliance with the "Incurrence of Indebtedness" covenant, by us or a Restricted Subsidiary;

     - Non-Recourse Purchase Money Indebtedness,

     - any renewals substitutions, exchanges, refinancings or replacements (each, for purposes of this clause, a "refinancing") by us or a Restricted Subsidiary of any Indebtedness incurred pursuant to the provisions of the "Incurrence of Indebtedness" covenant or pursuant to clause one, two or three of this definition, including any successive refinancings by us or such Restricted Subsidiary, so long as:

      (1) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount, or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination, so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by us or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of our or such Restricted Subsidiary's expenses incurred in connection with such refinancing,

      (2) in the case or any refinancing of our Indebtedness that is not Senior Indebtedness, such new Indebtedness is either pari passu with the exchange notes or subordinated to the exchange notes at least to the same extent as the Indebtedness being refinanced,

      (3) in the case of any refinancing of our Indebtedness pursuant to clause one, such new Indebtedness is either Pari Passu Indebtedness or Subordinated Indebtedness and has a final Stated Maturity at least 91 days after the final Stated Maturity of the exchange notes, and

      (4) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced;

     - any additional Indebtedness in an aggregate principal amount not to exceed $25.0 million.

     "Permitted Investments" means any of the following:

     - Investments in Cash Equivalents;

     - Investments in us or any of our Restricted Subsidiaries;

     - Investments in any amount not to exceed $10,000,000 at any one time outstanding;

     - Investments by us or any of our Restricted Subsidiaries in another Person, if as a result of such Investment:

      (1) such other Person becomes a Restricted Subsidiary, or

      (2) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, us or a Restricted Subsidiary;

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     - investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation:

      (1) ownership interests in oil and gas properties or gathering systems, and

      (2) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, general or limited partnership agreements, subscription agreements, stock purchase agreements and other similar agreements with third parties, including Unrestricted Subsidiaries;

     - entry into any hedging arrangements in the ordinary course of business for the purpose of protecting our or any Restricted Subsidiary's production against fluctuations in oil or natural gas prices;

     - entry into any currency exchange contract in the ordinary course of business;

     - Investments in obligations or securities received as a result of any Asset Sale;

     - advances and loans to officers, directors and employees in the ordinary course of business;

     - Investments pursuant to any agreement or obligation in effect on the date of the indenture;

     - Investments in obligations or securities received in settlement of debts owing to us or a Restricted Subsidiary as a result of bankruptcy or insolvency proceeding or upon the foreclosure, perfection or enforcement of any Lien in favor of us or a Restricted Subsidiary, in each case as to debt owing to us or a Restricted Subsidiary that arose in the ordinary course of our or any such Restricted Subsidiary's business; and

     - contributions to Unrestricted Subsidiaries of our interests in 24 undeveloped federal leases offshore California, known as the COOGER acreage, included in seven units, Bonita, Sword, Point Sal, Gato Canyon, Lion Rock, Purisina Point and Santa Maria.

     "Permitted Junior Securities" means any of our or any successor obligor's equity securities or subordinated debt securities with respect to the Senior Indebtedness provided for by a plan of reorganization or readjustment that, in the case of any such subordinated debt securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same degree as, or to a greater extent than, the exchange notes are so subordinated as provided in the indenture.

     "Permitted Liens" means the following types of Liens:

     - Liens existing as of the date of the indenture, and any renewal, extension, refunding, exchange or refinancing of any such Lien provided that thereafter such Lien extends only to the properties that were subject to such Lien prior to the renewal, extension, refunding, exchange or refinancing thereof,

     - Liens securing the exchange notes or the Subsidiary Guarantees relating thereto; and

     - Liens in favor of us.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

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

     "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents, however designated, of such Person's preferred or preference stock, whether now outstanding or issued after the date of the indenture, including, without limitation, all classes and series of preferred or preference stock of such Person.

     "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock, provided that, with respect to us, Qualified Capital Stock includes, without limitation, any Qualifying TECONS and any Eligible Convertible Securities.

     "Qualifying TECONS" means preferred trust securities or similar securities issued by a Finance Person after the date of the indenture.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the exchange notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided, however, that Redeemable Capital Stock shall not include any security by virtue of the fact that it may be exchanged or converted at the option of the holder or at our option for our Common Stock,

     "Restricted Subsidiary" means any Subsidiary of ours, whether existing on or after the date of the indenture, unless such Subsidiary is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of the indenture.

     "S&P" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     "Senior Indebtedness" means the principal of, premium, if any, on, interest on, including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, and other amounts due on or in connection with, including any fees, premiums, expenses, including costs of collection, and indemnities, any of our Indebtedness, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be pari passu with or subordinated in right of payment to the exchange notes. Notwithstanding the foregoing, "Senior Indebtedness" will not include:

     - Indebtedness evidenced by the exchange notes;

     - our Indebtedness that is Pari Passu Indebtedness or is expressly subordinated in right of payment to any other of our Indebtedness;

     - Indebtedness that is represented by Redeemable Capital Stock,

     - our Indebtedness to the extent incurred in violation of the covenant described under "-- Material Covenants -- Incurrence of Indebtedness;"

     - our Indebtedness to any of our Subsidiaries or any other Affiliate of ours or any subsidiary of such Affiliate; and

     - Indebtedness which when incurred and without regard to any election under
       Section 1111(b) of the Federal Bankruptcy Code is without recourse to us.

     "Specified Property Sales" means the sales of any of our and our Restricted Subsidiaries'

     - East Texas Oil and gas properties sold in January 1999; and

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

     - real properties, other than our or our Restricted Subsidiaries' mineral interests, owned on the date of the indenture and located in the Counties of Fresno, Kern, Kings, Los Angeles, Orange, Santa Barbara, and Ventura in the State of California.

     "Specified Senior Indebtedness" means:

     - all of our Senior Indebtedness in respect of the Credit Facility and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings, or replacements (each, for purposes of this definition, a "refinancing") thereof by us, including any successive refinancings thereof by us; and

     - any other Senior Indebtedness and any refinancings thereof by us having a principal amount of at least $10,000,000 as of the date of determination and provided that the agreements, indentures or other instruments evidencing such Senior Indebtedness or pursuant to which such Senior Indebtedness was issued specifically designates such Senior Indebtedness as "Specified Senior Indebtedness" for purposes of the indenture.

     For purposes of this definition, a refinancing of any Specified Senior Indebtedness shall be treated as a Specified Senior Indebtedness only if the Indebtedness issued in such refinancing ranks or would rank pari passu with the Specified Senior Indebtedness refinanced and only if Indebtedness issued in such refinancing is permitted by the covenant described under "-- Material
Covenants -- Incurrence of Indebtedness."

     "Stated Maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such new note as the fixed date on which the principal of such exchange note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

     "Subordinated Indebtedness" means our Indebtedness which is expressly subordinated in right of payment to the exchange notes.

     "Subsidiary" means, with respect to any Person:

     - a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; or

     - any other Person other than a corporation, including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers, trustees or other Persons performing similar functions.

     "Subsidiary Guarantee" means an unconditional, unsecured, senior subordinated guarantee of the exchange notes by any Restricted Subsidiary pursuant to the terms of the indenture.

     "Subsidiary Guarantor" means, unless released from their Subsidiary Guarantees as permitted by the indenture, any Restricted Subsidiary that becomes a guarantor of the exchange notes in compliance with the provisions of the indenture and executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture.

     "Unrestricted Subsidiary" means:

     - any Subsidiary of ours that at the time of determination will be designated an Unrestricted Subsidiary by our board of directors as provided below; and

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

     - any Subsidiary of an Unrestricted Subsidiary.

     Our board of directors may designate any Subsidiary of ours as an Unrestricted Subsidiary so long as:

     - neither we nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary;

     - no default with respect to any Indebtedness of such Subsidiary would permit, upon notice, lapse of time or otherwise, any holder of any of our or any Restricted Subsidiary's other Indebtedness to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

     - neither we nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was made pursuant to, and in accordance with, the "Restricted Payments" covenant, other than Investments of the type described in the fourth and twelfth clauses of the definition of Permitted Investment; and

     - such designation shall not result in the creation or imposition of any Lien on any of our or any Restricted Subsidiary's properties, other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Liens" covenant.

     With respect to the first clause of the second paragraph of this definition, we or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if:

     - such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Restricted Payments" covenant, in each case at the time of incurrence; or

     - the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary.

     Any such designation by our board of directors shall be evidenced to the trustee by filing a board resolution with the trustee giving effect to such designation. Our board of directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation:

     - no Default or Event of Default shall have occurred and be continuing;

     - we could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under the "Incurrence of Indebtedness" covenant; and

     - if any of our or any of our Restricted Subsidiaries' properties or assets would upon such designation become subject to any Lien, other than a Permitted Lien, the creation or imposition of such Lien shall have been in compliance with the "Liens" covenant.

     "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent:

     - all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by us; or

     - such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such

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

foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that we, directly or indirectly, own the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, control the management and business of such Restricted Subsidiary and derive the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

                              REGISTRATION RIGHTS

     We have entered into a registration agreement with the dealer managers under which we have agreed, for the benefit of the holders of the existing notes, at our cost, to use our reasonable best efforts:

     - to file with the SEC the registration statement of which this prospectus is a part related to the exchange offer of the exchange notes by December 18, 2000;


     - to cause this exchange offer registration statement to be declared effective under the Securities Act by February 26, 2001;


     - to keep this exchange offer registration statement effective until the closing of the exchange offer; and


     - to cause this exchange offer to be completed by March 25, 2001.


     The registration agreement shall be governed by, and construed under, the laws of the State of New York. If you have further questions about registration rights, you should refer to the registration agreement, a copy of which is available upon request to us. The registration agreement is also attached as an exhibit to this registration statement. In addition, the information described above under "The Exchange Offer" concerning interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors should consult their own advisors on these matters.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material U.S. federal income tax consequences of this exchange offer and the ownership and disposition of the exchange notes thereafter, and represents the opinion of our counsel, Haynes and Boone, L.L.P., as to these matters. Unless otherwise stated, this discussion is limited to the tax consequences to those persons who exchange existing notes and will hold the exchange notes for exchange notes pursuant to this exchange offer and who hold the existing notes and will hold the exchange notes as capital assets under Section 1221 of the Internal Revenue Code of 1986, as amended. The discussion does not address specific tax consequences that may be relevant to particular persons including, for example, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, and persons in special situations, such as those who hold notes as part of a straddle, hedge, conversion transaction, or other integrated investment. In addition, this discussion does not address U.S. federal alternative minimum tax consequences or any aspect of state, local or foreign taxation. This discussion is based upon current U.S. federal income tax laws, regulations, rulings and judicial decisions, all of which are subject to change, possibly with retroactive effect. In our counsel's opinion, the existing notes and the exchange notes qualify as indebtedness and as securities for federal income tax purposes, and the following discussion assumes that this treatment is correct.

     For purposes of this discussion, you are a "U.S. Holder" if you are a beneficial owner of an existing note or an exchange note and are a U.S. citizen or resident, a corporation, partnership or other entity created or organized in or under the laws of the U.S. or of any political subdivision thereof, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, including for purposes of this discussion any

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

specific electing trusts in existence as of August 20, 1996. You are a "Non-U.S. Holder" if you are a holder of a note who is not a U.S. Holder.

HOLDERS OF EXISTING NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE SPECIFIC U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO THEM OF THIS EXCHANGE OFFER AND OF OWNING AND DISPOSING OF THE EXCHANGE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO U.S. HOLDERS

  Exchange Offer

     The exchange offer described above under "The Exchange Offer" through which U.S. Holders will be entitled to exchange their existing notes for exchange notes, should not produce, for federal income tax purposes, recognizable gain or loss to any U.S. Holder of an existing note because the exchange notes will be identical in all material respects to the existing notes, except that the exchange notes will be registered and, therefore, not subject to transfer restrictions. A U.S. Holder will have an initial adjusted tax basis and holding period in the existing note, determined as of the time of the exchange. Your adjusted tax basis in the existing notes generally will be your cost for the existing notes, less any principal payments you receive prior to the exchange or already have received on the existing notes.

  Taxation of Interest

     If you are a U.S. Holder, interest on your exchange notes generally will be taxable as ordinary interest income at the time payments are accrued or are received in accordance with your regular method of accounting for federal income tax purposes. The exchange notes are not expected to be issued to investors with "original issue discount" for U.S. federal income tax purposes.

  Sale, Exchange or Retirement of the Exchange Notes

     Upon the sale, exchange or retirement of the exchange notes, you will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange or retirement (less any portion allocable to accrued and unpaid interest) and your adjusted tax basis in the exchange notes. Your adjusted tax basis in the exchange notes generally will be your initial adjusted tax basis in the exchange notes, less any principal payments you receive on the exchange notes. Please read "-- Exchange Offer" above.

     The gain or loss you recognize on the sale, exchange or retirement of the exchange notes will be capital gain or loss. The capital gain or loss will be long-term capital gain or loss if you have held the notes for more than twelve months. Long-term capital gain is subject to a maximum federal tax rate of 20% for U.S. Holders other than corporations. The deductibility of capital losses by U.S. Holders is subject to limitation.

     To the extent that the amount realized represents accrued but unpaid interest, that amount must be taken into account as interest income, if it was not previously included in your income. Please read "-- Taxation of Interest" above.

TAX CONSEQUENCES TO NON-U.S. HOLDERS

  Taxation of Interest on the Exchange Notes

     If you are a Non-U.S. Holder, you generally will not be subject to U.S. federal income or withholding tax on interest paid on the exchange notes so long as that interest is not effectively connected with your conduct of a trade or business within the U.S., and you:

     - do not actually or constructively own 10% or more of the total combined voting power of all of our stock;

     - are not a "controlled foreign corporation" with respect to which we are a "related person" within the meaning of the Code; and

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

     - are not a bank receiving the interest pursuant to a loan agreement in the ordinary course of your trade or business.

     In addition, for the exemption from withholding taxes to apply a Non-U.S. Holder must provide us with a properly completed and executed Form W-8 BEN, or other applicable form, as provided for in the Treasury Regulations certifying that the beneficial owner of the exchange note is a foreign person. If these conditions are not satisfied, then interest paid on the exchange notes will be subject to U.S. federal income and withholding tax at a rate of 30% unless that rate is reduced or eliminated pursuant to an applicable tax treaty.

  Sale, Exchange or Retirement of the Exchange Notes

     Generally, any capital gain you recognize on the sale, exchange, retirement or other taxable disposition of an exchange note will be exempt from U.S. federal income and withholding tax, provided that:

     - the gain is not effectively connected with your conduct of a trade or business within the U.S.; and

     - if you are an individual, you are not present in the U.S. for 183 days or more during the taxable year.

  Effectively Connected Income

     If interest, gain or other income you recognize on an exchange note is effectively connected with your conduct of a trade or business within the U.S., you will be exempt from the withholding tax previously discussed if you provide us with a properly completed and executed Form W-8 ECI, but generally will be subject to U.S. federal income tax on the interest, gain or other income at regular federal income tax rates. In addition to regular U.S. federal income tax, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits, as adjusted for certain items, unless you qualify for a lower rate under an applicable tax treaty.

  Federal Estate Taxes

     An exchange note held by an individual who at the time of death is not a citizen or resident of the U.S. will not be subject to U.S. federal estate tax as a result of such individual's death, provided that the individual does not actually or constructively own 10% or more of the combined voting power of all our stock and that the interest accrued on the exchange notes was not effectively connected with that holder's conduct of a trade or business within the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     We will, where required, report to you and the Internal Revenue Service the amount of any interest paid on the exchange notes in each calendar year and the amounts of tax withheld, if any, with respect to those payments. A noncorporate U.S. Holder may be subject to information reporting and to backup withholding at a rate of 31% with respect to payments of interest made on an exchange note, or proceeds of the disposition of an exchange note before maturity, unless the U.S. Holder provides a correct taxpayer identification number or proof of an applicable exemption and otherwise complies with applicable requirements of the information reporting and backup withholding rules.

     In the case of payments of interest to Non-U.S. Holders, current Treasury Regulations provide that the 31% backup withholding tax and certain information reporting requirements will not apply to payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established, provided that neither we nor our payment agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied.

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

     Under current Treasury Regulations, information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-U.S. Holder on the disposition of the exchange notes by or though a U.S. office of a U.S. or foreign broker, unless the Non-U.S. Holder provides the certification described above or otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to payment of the proceeds of a disposition of the exchange notes by or through a foreign office of a U.S. broker or foreign brokers with certain types of relationships to the U.S. unless the broker has documentary evidence in its file that the holder of the exchange notes is not a U.S. person and the broker has no actual knowledge to the contrary, or the holder establishes an exemption. Neither information reporting nor backup withholding generally will apply to payment of the proceeds of a disposition of the exchange notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the holder's U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

     New Treasury Regulations effective January 1, 2001, have been issued with respect to the certification requirements described above. You should consult your own tax advisor as to how these new requirements may affect you.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where the existing notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, if required under applicable securities laws and upon prior written request.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by such person may be considered underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be regarded as admitting that it is an "underwriter," within the meaning of the Securities Act.

     For a period of 90 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the existing notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the existing notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

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                                 LEGAL MATTERS

     The validity of the issuance of the exchange notes will be passed upon by our attorneys, Haynes and Boone, L.L.P.

                                    EXPERTS

     The consolidated financial statements of Nuevo Energy Company as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 incorporated by reference in this prospectus and in the registration statement have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

     Information incorporated by reference in this prospectus about our estimated net proved reserves and the future net cash flows attributable to these reserves as of December 31, 1999, 1998 and 1997 was prepared by Ryder Scott Company, L.P.

                         GLOSSARY OF OIL AND GAS TERMS

TERMS USED TO DESCRIBE QUANTITIES OF OIL AND NATURAL GAS

     - Bbl -- One stock tank barrel, or 42 US gallons liquid volume, of crude oil or other liquid hydrocarbons.

     - Bcf -- One billion cubic feet of natural gas.

     - Bcfe -- One billion cubic feet of natural gas equivalent.

     - BOE -- One barrel of oil equivalent, converting gas to oil at the ratio of 6 Mcf of gas to 1 Bbl of oil.

     - MBbl -- One thousand Bbls.

     - Mcf -- One thousand cubic feet of natural gas.

     - Mcfe -- One thousand cubic feet of natural gas equivalent.

     - MMBbl -- One million Bbls of oil or other liquid hydrocarbons.

     - MMcf -- One million cubic feet of natural gas.

     - MMcfe -- One million cubic feet of natural gas equivalent.

     - MBOE -- One thousand BOE.

     - MMBOE -- One million BOE.

TERMS USED TO DESCRIBE OUR INTERESTS IN WELLS AND ACREAGE

     - Gross oil and gas wells or acres -- Our gross wells or gross acres represents the total number of wells or acres in which we own a working interest.

     - Net oil and gas wells or acres -- Determined by multiplying "gross" oil and natural gas wells or acres by the working interest that we own in such wells or acres represented by the underlying properties.

TERMS USED TO ASSIGN A PRESENT VALUE TO OUR RESERVES

     - Standard measure of proved reserves -- The present value, discounted at 10%, of the pre-tax future net cash flows attributable to estimated net proved reserves. We calculate this amount by assuming that we will sell the oil and gas production attributable to the proved reserves estimated in our independent engineer's reserve report for the prices we received for the production on the date of the report, unless we had a contract to sell the production for a different price. We also assume that the cost to produce the reserves will remain constant at the costs prevailing on the date of the report. The assumed costs are subtracted from the assumed revenues resulting in a stream of future net cash flows. Estimated future income taxes using rates in effect on the date of the report are deducted from the net cash flow stream. The after-tax cash flows are discounted at 10% to result in the standardized measure of our proved reserves.

     - Pre-tax discounted present value -- The discounted present value of proved reserves is identical to the standardized measure, except that estimated future income taxes are not deducted in calculating future net cash flows. We disclose the discounted present value without deducting estimated income taxes to provide what we believe is a better basis for comparison of our reserves to the producers who may have different tax rates.

TERMS USED TO CLASSIFY OUR RESERVE QUANTITIES

     - Proved reserves -- The estimated quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions.

     The SEC definition of proved oil and gas reserves, per Article 4-10(a)(2) of Regulation S-X, is as follows:

          Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

          (a) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
     (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

          (b) Reserves which can be produced economically through application of improved recovery, techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

          (c) Estimates of proved reserves do not include the following: (1) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (2) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (3) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (4) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

     - Proved developed reserves -- Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     - Proved undeveloped reserves -- Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

TERMS WHICH DESCRIBE THE COST TO ACQUIRE OUR RESERVES

     - Finding costs -- Our finding costs compare the amount we spent to acquire, explore and develop our oil and gas properties, explore for oil and gas and to drill and complete wells during a period, with the increases in reserves during the period. This amount is calculated by dividing the net change in our evaluated oil and property costs during a period by the change in proved reserves plus production over the same period. Our finding costs as of December 31 of any year represent the average finding costs over the three-year period ending December 31 of that year. Our finding costs as of June 30, 1999 represent average finding costs over a two and one half year period ending on June 30, 2000.

TERMS WHICH DESCRIBE THE PRODUCTIVE LIFE OF A PROPERTY OR GROUP OF PROPERTIES

     - Reserve life index -- A measure of the productive life of an oil and gas property or a group of oil and gas properties, expressed in years. Reserve life index for the years ended December 31, 1997, 1998 or 1999 equal the estimated net proved reserves attributable to a property or group of properties divided by production from the property or group of properties for the four fiscal quarters preceding the date as of which the proved reserves were estimated. In order to reflect the divestiture of the East Texas properties and the Star acquisition, our reserve life index for June 30, 1999 was calculated by dividing estimated net proved reserves at June 30, 1999 by our annualized pro forma production for the first six months of 1999, assuming we closed the Star acquisition on January 1, 1999.

TERMS USED TO DESCRIBE THE LEGAL OWNERSHIP OF OUR OIL AND GAS PROPERTIES

     - Royalty interest -- A real property interest entitling the owner to receive a specified portion of the gross proceeds of the sale of oil and natural gas production or, if the conveyance creating the interest provides, a specific portion of oil and natural gas produced, without any deduction for the costs to explore for, develop or produce the oil and natural gas. A royalty interest owner has no right to consent to or approve the operation and development of the property, while the owners of the working interests have the exclusive right to exploit the mineral on the land.

     - Working interest -- A real property interest entitling the owner to receive a specified percentage of the proceeds of the sale of oil and natural gas production or a percentage of the production, but requiring the owner of the working interest to bear the cost to explore for, develop and produce such oil and natural gas. A working interest owner who owns a portion of the working interest may participate either as operator or by voting his percentage interest to approve or disapprove the appointment of an operator and drilling and other major activities in connection with the development and operation of a property.

TERMS USED TO DESCRIBE SEISMIC OPERATIONS

     - Seismic data -- Oil and gas companies use seismic data as their principal source of information to locate oil and gas deposits, both to aid in exploration for new deposits and to manage or enhance production from known reservoirs. To gather seismic data, an energy source is used to send sound waves into the subsurface strata. These waves are reflected back to the surface by underground formations, where they are detected by geophones which digitize and record the reflected waves. Computers are then used to process the raw data to develop an image of underground formations.

     - 2-D seismic data -- 2-D seismic survey data has been the standard acquisition technique used to image geologic formations over a broad area. 2-D seismic data is collected by a single line of energy sources which reflect seismic waves to a single line of geophones. When processed, 2-D seismic data produces an image of a single vertical plane of sub-surface data.

     - 3-D seismic -- 3-D seismic data is collected using a grid of energy sources, which are generally spread over several miles. A 3-D survey produces a three dimensional image of the subsurface geology by collecting seismic data along parallel lines and creating a cube of information that can be divided into various planes, thus improving visualization. Consequently, 3-D seismic data is a more reliable indicator of potential oil and natural gas reservoirs in the area evaluated.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware, pursuant to which the Company is incorporated, provides generally and in pertinent part that a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and or purchase indemnity insurance on behalf of its directors and officers. Article Nine of the Certificate of Incorporation of the Company, as amended, and Article VII of the Bylaws of the Company, as amended, provide, in general, that the Company may indemnify its directors, officers, employees and agents (or persons serving at the request of the Company as a director, officer, employee or agent of another entity) to the full extent of Delaware law.

     The Company has purchased directors and officers liability insurance policy which insures, among other things, (i) the officers and directors of the Company from any claim arising out of an alleged wrongful act by such persons while acting as directors and officers of the Company and (ii) the Company to the extent that the Company has indemnified the directors and officers for such loss.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         (1)             -- Underwriting Agreement*
         (2)             -- Plan of acquisition, reorganization, arrangement,
                            liquidation or succession*
         (4)             -- Instruments defining the rights of security holders,
                            including indentures
          4.1            -- Indenture dated April 1, 1996 among Nuevo Energy Company as Issuer, various Subsidiaries as the Guarantors, and
                            State Street Bank and Trust Company as the
                            Trustee -- 9 1/2% Senior Subordinated Notes due 2006.
                            (Incorporated by reference from Registration Statement on
                            Form S-3 (No. 333-1504)).
          4.2            -- Form of Amended and Restated Declaration of Trust dated
                            December 23, 1996, among the Company, as Sponsor,
                            Wilmington Trust Company, as Institutional Trustee and
                            Delaware Trustee, and Michael D. Watford, Robert L.
                            Gerry, III and Robert M. King, as Regular Trustees.
                            (Incorporated by reference from Exhibit 4.1 to Current
                            Report on Form 8-K filed on January 6, 1997).

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          4.3            -- Form of Subordinated Indenture dated November 25, 1996, between the Company and Wilmington Trust Company, as
                            Indenture Trustee. (Incorporated by reference from
                            Exhibit 4.2 to Current Report on Form 8-K filed on
                            January 6, 1997).
          4.4            -- Form of First Supplemental Indenture dated December 23,
                            1996, between the Company and Wilmington Trust Company,
                            as Indenture Trustee. (Incorporated by reference from
                            Exhibit 4.3 to Current Report on Form 8-K filed on
                            January 6, 1997).
          4.5            -- Form of Preferred Securities Guarantee Agreement dated
                            December 23, 1996, between the Company and Wilmington
                            Trust Company, as Guarantee Trustee. (Incorporated by
                            reference from Exhibit 4.4 to Current Report on Form 8-K
                            filed on January 6, 1997).
          4.6            -- Form of Certificate representing TECONS. (Incorporated by reference from Exhibit 4.5 to Current Report on Form 8-K
                            filed on January 6, 1997).
          4.7            -- Release and Termination of Subsidiary Guarantees with
                            respect to the 9 1/2% Senior Subordinated Notes due 2006.
                            (Incorporated by reference from Exhibit 4.11 to Annual
                            Report on Form 10-K for the year ended December 31,
                            1997).
          4.8            -- Second Supplemental Indenture to the Indenture dated
                            April 1, 1996, dated August 9, 1999 between Nuevo Energy
                            Company and State Street Bank and Trust Company -- 9 1/2%
                            Senior Subordinated Notes due 2006. (Incorporated by
                            reference from Exhibit 4.10 to Registration Statement on
                            Form S-4 filed on November 3, 1999)
          4.9            -- Indenture dated August 20, 1999, between Nuevo Energy
                            Company and State Street Bank and Trust Company, as
                            Trustee. (Incorporated by reference from Exhibit 4.11 to
                            Registration Statement on Form S-4 filed on November 3,
                            1999)
          4.10           -- Indenture dated September 26, 2000 between Nuevo Energy
                            Company and State Street Bank and Trust Company, as
                            Trustee. (Incorporated by reference from Exhibit 4.12 to
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 2000).
          4.11           -- Registration Agreement dated September 26, 2000 between
                            Nuevo Energy Company, Banc of America Securities LLC,
                            Banc One Capital Markets, Inc. and J.P. Morgan and
                            Company. (Incorporated by reference from Exhibit 4.13 to
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 2000).
         (5)             -- Opinion regarding legality
          5.1            -- Opinion of Haynes and Boone, L.L.P.**
         (8)             -- Opinion regarding tax matters*
        (12)             -- Statements regarding computation of ratios
         12.1            -- Computation of ratio of earnings to fixed charges.**
        (15)             -- Letter regarding unaudited interim financial information*
        (23)             -- Consents of experts and counsel
         23.1            -- Consent of Haynes and Boone, L.L.P. (included in Exhibit
                            5.1).
         23.2            -- Consent of KPMG LLP.***
         23.3            -- Consent of Ryder Scott Company.**
        (24)             -- Power of Attorney
         24.1            -- (included on page II-6)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
        (25)             -- Statement of eligibility of trustee
         25.1            -- Statement of Eligibility and Qualification on Form T-1 of
                            Trustee.**
        (26)             -- Invitations for competitive Bids*
        (27)             -- Financial Data Schedule*
        (99)             -- Additional Exhibits
         99.1            -- Form of Letter of Transmittal.***
         99.2            -- Form of Notice of Guaranteed Delivery.***


---------------

  * Inapplicable to this filing.


 ** Previously filed.



***Filed herewith.


ITEM 2. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-4/A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 15th day of February, 2001.


                                            NUEVO ENERGY COMPANY


                                            By:   /s/ ROBERT M. KING


                                            ------------------------------------


                                                       Robert M. King


                                                 Senior Vice President and


                                                  Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    CAPACITIES                     DATE
                      ---------                                    ----------                     ----

                /s/ DOUGLAS L. FOSHEE                  Chairman of the Board, Chief        February 15, 2001
-----------------------------------------------------    Executive Officer and President
                  Douglas L. Foshee                      (Principal Executive Officer)

                 /s/ ROBERT M. KING*                   Senior Vice President and Chief     February 15, 2001
-----------------------------------------------------    Financial Officer (Principal
                   Robert M. King                        Accounting and Financial
                                                         Officer)

               /s/ ISAAC ARNOLD, JR.*                  Director                            February 15, 2001
-----------------------------------------------------
                  Isaac Arnold, Jr.

                /s/ THOMAS D. BARROW*                  Director                            February 15, 2001
-----------------------------------------------------
                  Thomas D. Barrow

              /s/ DAVID H. BATCHELDER*                 Director                            February 15, 2001
-----------------------------------------------------
                 David H. Batchelder

                /s/ CHARLES M. ELSON*                  Director                            February 15, 2001
-----------------------------------------------------
                  Charles M. Elson

              /s/ ROBERT L. GERRY III*                 Director                            February 15, 2001
-----------------------------------------------------
                 Robert L. Gerry III

                /s/ GARY R. PETERSEN*                  Director                            February 15, 2001
-----------------------------------------------------
                  Gary R. Petersen

                 /s/ DAVID ROSS III*                   Director                            February 15, 2001
-----------------------------------------------------
                   David Ross III

                /s/ ROBERT W. SHOWER*                  Director                            February 15, 2001
-----------------------------------------------------
                  Robert W. Shower

               *By: /s/ ROBERT M. KING
-----------------------------------------------------
                   Robert M. King
  Pursuant to a previously filed power of attorney

                               INDEX TO EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         (1)             -- Underwriting Agreement*
         (2)             -- Plan of acquisition, reorganization, arrangement,
                            liquidation or succession*
         (4)             -- Instruments defining the rights of security holders,
                            including indentures
          4.1            -- Indenture dated April 1, 1996 among Nuevo Energy Company as Issuer, various Subsidiaries as the Guarantors, and
                            State Street Bank and Trust Company as the
                            Trustee -- 9 1/2% Senior Subordinated Notes due 2006.
                            (Incorporated by reference from Registration Statement on
                            Form S-3 (No. 333-1504)).
          4.2            -- Form of Amended and Restated Declaration of Trust dated
                            December 23, 1996, among the Company, as Sponsor,
                            Wilmington Trust Company, as Institutional Trustee and
                            Delaware Trustee, and Michael D. Watford, Robert L.
                            Gerry, III and Robert M. King, as Regular Trustees.
                            (Incorporated by reference from Exhibit 4.1 to Current
                            Report on Form 8-K filed on January 6, 1997).
          4.3            -- Form of Subordinated Indenture dated November 25, 1996, between the Company and Wilmington Trust Company, as
                            Indenture Trustee. (Incorporated by reference from
                            Exhibit 4.2 to Current Report on Form 8-K filed on
                            January 6, 1997).
          4.4            -- Form of First Supplemental Indenture dated December 23,
                            1996, between the Company and Wilmington Trust Company,
                            as Indenture Trustee. (Incorporated by reference from
                            Exhibit 4.3 to Current Report on Form 8-K filed on
                            January 6, 1997).
          4.5            -- Form of Preferred Securities Guarantee Agreement dated
                            December 23, 1996, between the Company and Wilmington
                            Trust Company, as Guarantee Trustee. (Incorporated by
                            reference from Exhibit 4.4 to Current Report on Form 8-K
                            filed on January 6, 1997).
          4.6            -- Form of Certificate representing TECONS. (Incorporated by reference from Exhibit 4.5 to Current Report on Form 8-K
                            filed on January 6, 1997).
          4.7            -- Release and Termination of Subsidiary Guarantees with
                            respect to the 9 1/2% Senior Subordinated Notes due 2006.
                            (Incorporated by reference from Exhibit 4.11 to Annual
                            Report on Form 10-K for the year ended December 31,
                            1997).
          4.8            -- Second Supplemental Indenture to the Indenture dated
                            April 1, 1996, dated August 9, 1999 between Nuevo Energy
                            Company and State Street Bank and Trust Company -- 9 1/2%
                            Senior Subordinated Notes due 2006. (Incorporated by
                            reference from Exhibit 4.10 to Registration Statement on
                            Form S-4 filed on November 3, 1999)
          4.9            -- Indenture dated August 20, 1999, between Nuevo Energy
                            Company and State Street Bank and Trust Company, as
                            Trustee. (Incorporated by reference from Exhibit 4.11 to
                            Registration Statement on Form S-4 filed on November 3,
                            1999)
          4.10           -- Indenture dated September 26, 2000 between Nuevo Energy
                            Company and State Street Bank and Trust Company, as
                            Trustee. (Incorporated by reference from Exhibit 4.12 to
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 2000).
          4.11           -- Registration Agreement dated September 26, 2000 between
                            Nuevo Energy Company, Banc of America Securities LLC,
                            Banc One Capital Markets, Inc. and J.P. Morgan and
                            Company. (Incorporated by reference from Exhibit 4.13 to
                            Quarterly Report on Form 10-Q for the quarter ended
                            September 30, 2000).
         (5)             -- Opinion regarding legality

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          5.1            -- Opinion of Haynes and Boone, L.L.P.**
         (8)             -- Opinion regarding tax matters*
        (12)             -- Statements regarding computation of ratios
         12.1            -- Computation of ratio of earnings to fixed charges.**
        (15)             -- Letter regarding unaudited interim financial information*
        (23)             -- Consents of experts and counsel
         23.1            -- Consent of Haynes and Boone, L.L.P. (included in Exhibit
                            5.1).
         23.2            -- Consent of KPMG LLP.***
         23.3            -- Consent of Ryder Scott Company.**
        (24)             -- Power of Attorney
         24.1            -- (included on page II-6)
        (25)             -- Statement of eligibility of trustee
         25.1            -- Statement of Eligibility and Qualification on Form T-1 of
                            Trustee.**
        (26)             -- Invitations for competitive Bids*
        (27)             -- Financial Data Schedule*
        (99)             -- Additional Exhibits
         99.1            -- Form of Letter of Transmittal.***
         99.2            -- Form of Notice of Guaranteed Delivery.***


---------------

  * Inapplicable to this filing.


 ** Previously filed.



***Filed herewith.